                                                                   EXHIBIT 10.11

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]












                             RESEARCH COLLABORATION

                                       AND

                             CROSS-LICENSE AGREEMENT

                                      AMONG

                             F.HOFFMANN-LA ROCHE LTD

                                       AND

                             HOFFMANN-LA ROCHE INC.

                                       AND

                              DECODE GENETICS, INC.

                          DATED AS OF FEBRUARY 1, 1998

                               TABLE OF CONTENTS



                                                                            Page

1.       DEFINITIONS ......................................................    2

2.       REPRESENTATIONS AND WARRANTIES ...................................   17
    2.1  Representations and Warranties of Both Parties ...................   17
    2.2  Representations of deCODE ........................................   18

3.       STEERING COMMITTEE ...............................................   18
    3.1  Members ..........................................................   18
    3.2  Responsibilities .................................................   18
    3.3  Meetings .........................................................   20
    3.4  Decisions ........................................................   21
    3.5  Minutes ..........................................................   21
    3.6  Expenses .........................................................   22

4.       DISCLOSURE OF KNOW-HOW ...........................................   22
    4.1  Disclosure of deCODE Know-How ....................................   22
    4.2  Disclosure of Roche Know-How .....................................   22
    4.3  Mechanism for Exchange of Know-How ...............................   22

5.       COLLABORATIVE RESEARCH PROGRAM ...................................   23
    5.1  Exclusivity ......................................................   23
    5.2  Diseases .........................................................   23
    5.3  Research Programs ................................................   26
    5.4  Research Funding .................................................   27
    5.5  Use of Funds .....................................................   32
    5.6  Roche Review Right ...............................................   32
    5.7  Conduct ..........................................................   33
    5.8  Records ..........................................................   34
    5.9  Plasma Samples ...................................................   34
    5.10 Cell Lines and Tissue Samples ....................................   35
    5.11 Biological Materials Transfer ....................................   35
    5.12 Research Term ....................................................   36
    5.13 Post-Research Term Developments Proposal .........................   37
    5.14 Validation of Targets ............................................   39

6.       DEVELOPMENT AND COMMERCIALIZATION ................................   39

    6.1  Commercialization Efforts by Roche for Selected Diseases .........   39
    6.2  Notice of Failure by Roche to Use Efforts for a Selected Disease .   40
    6.3  Abandonment Of a Selected Disease ................................   42
    6.4  Sale After Registration ..........................................   43

    6.5 Commercialization Efforts by deCODE and its Sublicensees ..........   44
    6.6 Reports ...........................................................   45
    6.7 Ownership of Regulatory Filings ...................................   45

7.      GRANT OF LICENSES .................................................   46
    7.1 Grants ............................................................   46
    7.2 Rights of First Negotiation .......................................   47

8.      EQUITY, PAYMENTS AND ROYALTIES ....................................   47
    8.1 Equity ............................................................   47
    8.2 Payments ..........................................................   48
    8.3 Royalties .........................................................   51
    8.4 Royalty Reductions ................................................   54
    8.5 Obligation to Pay Royalties .......................................   56
    8.6 Roche Supply Obligation ...........................................   56
    8.7 Barred Royalties ..................................................   56

9.      PAYMENTS AND REPORTS ..............................................   56
    9.1 Payment ...........................................................   56
    9.2 Mode of Payment ...................................................   57
    9.3 Records Retention .................................................   58
    9.4 Audit Request .....................................................   58
    9.5 Taxes .............................................................   60
    9.6 Blocked Currency ..................................................   60
    9.7 Interest on Late Payments .........................................   60
    9.8 Mechanism for Adjustment to Royalties .............................   60

10.     OWNERSHIP; PATENTS ................................................   60
   10.1 Ownership .........................................................   60
   10.2 Patent Filing, Maintenance and Prosecution Regarding Inventions ...   61

11.     PATENT ENFORCEMENT AND INFRINGEMENT ...............................   64
   11.1 Patent Enforcement ................................................   64
   11.2 Notice of Certification ...........................................   66
   11.3 Infringement Actions by Third Parties .............................   66

12.     INDEMNIFICATION ...................................................   67
   12.1 Research Activities ...............................................   67
   12.2 Product Liability .................................................   67

   12.3  Notice ...........................................................   67

13.      PUBLICATION; NON-DISCLOSURE ......................................   68
   13.1  Publication ......................................................   68
   13.2  Non-Disclosure and Non-use; Exceptions ...........................   69
   13.3  Authorized Disclosure ............................................   70
   13.4  Injunctive Relief ................................................   70
   13.5  Third Parties ....................................................   70

14.      TERM; TERMINATION ................................................   70
   14.1  Term; Expiration .................................................   70
   14.2  Effect of Expiration .............................................   71
   14.3  Termination Without Cause ........................................   71
   14.4  Effect of Abandonment ............................................   72
   14.5  Breach by Roche Other than Under Section 6.2 or 6.4 ..............   75
   14.6  Breach of Efforts Obligation by Roche ............................   76
   14.7  No Sales After Registration ......................................   79
   14.8  Breach by deCODE .................................................   79
   14.9  Obligations ......................................................   80
   14.10 Termination of Sublicenses .......................................   80
   14.11 Surviving Obligations ............................................   81
   14.12 No Waiver ........................................................   81
   14.13 Dispute ..........................................................   81

15.      FORCE MAJEURE ....................................................   81
   15.1  Events of Force Majeure ..........................................   81

16.      MISCELLANEOUS ....................................................   82
   16.1  Relationship of Parties ..........................................   82
   16.2  Assignment .......................................................   82
   16.3  Disclaimer of Warranties .........................................   82
   16.4  Further Actions ..................................................   82
   16.5  Notice ...........................................................   82
   16.6  Use of Name ......................................................   83
   16.7  Public Announcements .............................................   83
   16.8  Waiver ...........................................................   84
   16.9  Compliance with Law ..............................................   84
   16.10 Severability .....................................................   84
   16.11 Amendment ........................................................   85

     16.12 Governing Law ..................................................   85
     16.13 Arbitration ....................................................   85
     16.14 Entire Agreement ...............................................   86
     16.15 Parties in Interest and Bankruptcy .............................   86
     16.16 Descriptive Headings ...........................................   86
     16.17 Counterparts ...................................................   86
     16.18 Interpretation .................................................   87





                                    EXHIBITS


           Exhibit A             Primary Diseases

           Exhibit B             Secondary Diseases

           Exhibit C             English Translation of Informed Consent Form

           Exhibit D             Initial Steering Committee

           Exhibit E             Form of Public Announcement

                             RESEARCH COLLABORATION
                                       AND
                             CROSS-LICENSE AGREEMENT

         THIS RESEARCH COLLABORATION AND CROSS-LICENSE AGREEMENT (this "Agreement") dated as of February 1, 1998 is by and among Hoffmann-La Roche Inc., a corporation duly organized and existing under the laws of the state of New Jersey and having offices at 340 Kingsland Street, Nutley, New Jersey 07110 ("Roche-Nutley") and F.Hoffmann-La Roche Ltd, a corporation duly organized and existing under the laws of Switzerland and having offices at Grenzacherstrasse 124, CH-4070 Basel, Switzerland ("Roche-Basel"), and deCODE genetics, Inc., a corporation duly organized and existing under the laws of the state of Delaware, for and on behalf of itself and Islensk erfdagreining ehf., a wholly-owned subsidiary of deCODE genetics, Inc., duly organized and existing under the laws of Iceland, both having offices at Lynghalsi 1, IS-110 Reykjavik, Iceland (individually and collectively "deCODE").

                             PRELIMINARY STATEMENTS

         A. deCODE has developed an expertise in conducting research in the field of human genetics and human genomics, an objective of which is to discover potential targets and assays for use in drug discovery.

         B. deCODE has research facilities, experienced personnel and other capabilities conducive to conducting such research.

         C. Roche-Nutley and Roche Basel (individually and collectively "Roche") has expertise in drug discovery, and in developing, manufacturing and marketing diagnostic and pharmaceutical products.

         D. Roche and deCODE wish to collaborate to discover genetic variations that affect the pathogenesis of diseases. The purpose of this collaboration is to develop new methods to diagnose diseases and to obtain validated targets useful in drug discovery.

         E. The Parties recognize the importance of making the results of research into the genetics of human diseases publicly available. They also recognize the interest of participants in genetic studies of human disease to have the results of such studies made publicly available. deCODE and Roche do, however, consider it the most important interest of the participants to have the results of genetic studies turned into methods to prevent, treat and/or diagnose diseases.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, and in a Series C

Preferred Stock and Warrant Purchase Agreement between Roche Finance Ltd and deCODE ("Equity Agreement"), the Parties agree as follows:


1.       DEFINITIONS.

         As used in this Agreement, the following terms will have those meanings set forth in this Section 1 unless the context dictates otherwise.

         1.1      "Abandoned Products" shall mean:


                  (a) all Therapeutic Products for a Selected Disease for which Roche terminates this Agreement pursuant to Section 6.3(a)(i) prior to the first Registration in any Major Country of a Therapeutic Product for such Selected Disease;

                  (b) all Therapeutic Products in a given Major Country for a Selected Disease for which Roche terminates this Agreement in the Major Country pursuant to Section 6.3(a)(ii) after the first Registration in any Major Country of a Therapeutic Product for such Selected Disease;

                  (c) all Diagnostic Products for a Selected Disease for which Roche terminates this Agreement pursuant to Section 6.3(b)(i) prior to the first Registration in any Major Country of a Diagnostic Product for such Selected Disease;

                  (d) all Diagnostic Products in a given Major Country for a Selected Disease for which Roche terminates this Agreement in the Major Country pursuant to Section 6.3(b)(ii) after the first Registration in any Major Country of a Diagnostic Product for such Selected Disease;

                  (e) a given Roche Product in a given country for which Roche terminates this Agreement pursuant to Section 6.4(c) after Registration in such country of such Roche Product;

                  (f) all Therapeutic Products for a Selected Disease for which a Validated Target was obtained as of the effective date of termination of this Agreement by Roche pursuant to Section 14.3(b)(i); and

                  (g) all Diagnostic Products for diagnosing a Disease that was a Selected Disease as of the effective date of termination of this Agreement by Roche pursuant to Section 14.3(b)(i).

                  Notwithstanding the foregoing, an Abandoned Product shall not include a Roche Product which comprises a Roche Compound that, at the effective date of such termination, is being marketed, prepared for commercial launch or in clinical development or for which Roche, its Affiliate or sublicensee can document a substantial plan to clinically develop (provided that such Roche Compound is a Clinical Candidate), for an indication in a Selected Disease if Roche, its Affiliate or sublicensee, at the effective date of such termination, is then marketing, preparing for commercial launch, clinically developing, or can document a substantial plan for clinically developing a given product for the same indication; provided, that such given product, at the Effective Date, was not being marketed in any country by Roche, an Affiliate or sublicensee.

         1.2 "Affiliate", with respect to any Party, shall mean (a) an organization at least fifty percent (50%) of which is owned and/or controlled directly or indirectly, by stock ownership or otherwise, by a Party, (b) an organization which directly or indirectly owns and/or controls a Party, by stock ownership or otherwise; or [CONFIDENTIAL TREATMENT REQUESTED].

         1.3 "Annual Research Plan" shall mean, for each Research Program, a reasonably detailed description of (i) the annual goals and scope of such Research Program, and (ii) the annual activities, including without limitation scientific work assigned to, and to be conducted by, each Party to discover Candidate Genes and develop Validated Targets for the Disease that is the subject of such Research Program.

         1.4 "Antisense Agent" shall mean any pharmaceutically active agent which (a) [CONFIDENTIAL TREATMENT REQUESTED] and (e) is conceived and reduced to practice as a result of a Research Program by a Party, its Affiliate or its Collaborator at any time during a period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED]

         1.5 "Biological Materials" shall mean [CONFIDENTIAL TREATMENT
REQUESTED]


         1.6 "Biological Pathway" shall have that meaning as determined by a Decision, made as necessary for the purposes of this Agreement and consistent with the criteria set forth in Section 3.2(r).

         1.7 "Candidate Gene" shall mean a Novel Gene which is the subject of a Candidate Gene

Identification.

         1.8 "Candidate Gene Confirmation" shall mean the Decision, as reflected in a Minutes, that a Candidate Gene is Confirmed.

         1.9 "Candidate Gene Identification" shall mean the Decision, as reflected in a Minutes, that a Novel Gene affects the pathogenesis of a Disease in Iceland and that the knowledge of such affect is novel.

         1.10 "Clinical Candidate" shall mean a Roche Compound or product that Roche, its Affiliate or sublicensee has subjected to formal toxicology and absorption, distribution, metabolism and excretion testing in non-human animals.

         1.11 "Collaborator" shall mean, (i) for Roche, a Third Party with whom Roche has agreed jointly to research and/or develop one or more Roche Products who agrees to be bound by the terms and conditions of this Agreement, and (ii) for deCODE, a Third Party with whom deCODE has agreed jointly to research and/or develop one or more deCODE Products who agrees to be bound by the terms and conditions of this Agreement.

         1.12     "Combination Product" shall mean:
                   -

                  (a) For a Product other than a Diagnostic Product, a Product containing both (i) at least one pharmaceutically active agent that is a Compound and (ii) one or more pharmaceutically active agents that are not Compounds.

                  (b) For a Diagnostic Product other than a Plasma Diagnostic Product, a Product (i) useful in diagnosis, prognosis, prediction or disease management of a Selected Disease and at least one other disease that is not a Selected Disease, or (ii) containing (1) a component which causes such Combination Product to be a Diagnostic Product, and (2) at least one other component that is able to detect and/or quantify the presence or amount of (A) a gene other than a Disease Gene, or (B) a product of a gene other than a Disease Gene, or (C) a product of a gene that is not a member of the Biological Pathway of which a product of a Disease Gene is a member.

                  (c) For a Plasma Diagnostic Product, a Product containing a component which causes such Product to be a Plasma Diagnostic Product and at least one other component that is able to detect and/or quantify the presence or amount of (i) a product of a gene other than a Disease Gene, or (ii) a product of a gene that is not a member of the Biological Pathway of which a product of a Disease Gene is a member.

         1.13     "Compound" shall mean a deCODE Compound or a Roche Compound.

         1.14 "Confidential Information" shall mean any and all Technical Information that is (i) disclosed by one Party ("Disclosing Party") to the other Party ("Receiving Party") under this Agreement or the Secrecy Agreement between the Parties dated September 5, 1997, and which at the time of disclosure is clearly marked as "Confidential," but not Technical Information which is orally or visually disclosed to a Receiving Party unless such oral or visual disclosure is described or summarized in a writing, marked as "Confidential" and provided to the Receiving Party within forty-five (45) days after such oral or visual disclosure, or (ii) Program Know-How.

         1.15 "Confirm" or "Confirmed" shall mean a Decision that a Candidate Gene has been confirmed as affecting the pathogenesis of a Disease. In any event, a demonstration by deCODE [CONFIDENTIAL TREATMENT REQUESTED] shall be the subject of a Decision that a Candidate Gene has been confirmed as affecting the pathogenesis of the Selected Disease.

         1.16 "Decision" shall mean a decision pursuant to Section 3.4 and shall be effective as of the date the Minutes reflecting the decision are finalized as provided in Section 3.5.

         1.17 "deCODE Compound" shall mean an Antisense Agent or a Gene Therapy Agent.

         1.18 "deCODE Generalized Technology" shall mean any Technical Information relating to generalized methods for conducting genomics research and characterizing the function of genes which deCODE or its Affiliates, prior to or during the Research Term, owns or controls (provided that deCODE or its Affiliates has the right to license or otherwise make available such Technical Information to Roche).

         1.19 "deCODE Invention" shall mean an Invention conceived and reduced to practice solely by one or more Representatives of deCODE.

         1.20 "deCODE Know-How" shall mean (i) any Technical Information, excluding deCODE Generalized Technology, which deCODE or its Affiliates, prior to or during the Research Term, owns or controls (provided that deCODE or its Affiliates has the right to license or otherwise make available such Technical Information to Roche) which relates to the Research Programs or is necessary to make, have made, use, offer for sale, sell or import Roche Products, or (ii) any Program Know-How which deCODE or its Affiliates owns or controls, either solely or jointly with Roche.

         1.21 "deCODE Patents" shall mean (i) any Patents, excluding Patents claiming deCODE Generalized Technology, which deCODE or its Affiliates, prior to or during the Research Term, owns or controls (provided that deCODE or its Affiliates has the right to license or otherwise make available such Patents to Roche) which relate to the Research Programs or are necessary to make, have made, use, offer for sale, sell or import Products, or (ii) any Program Patent which deCODE or its Affiliates owns or controls, either solely or jointly with Roche.

         1.22 "deCODE Patent Valid Claim" shall mean: (i) a claim of any issued and unexpired deCODE Patent which has not been disclaimed, revoked or held unpatentable, invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and which claim is otherwise enforceable, or (ii) a claim of a patent application that is a deCODE Patent that has not been on file in a given country with the applicable patent office for more than five (5) years from the earliest date from which the patent application was filed or claims priority in the given country.

         1.23 "deCODE Product" shall mean any (i) pharmaceutical product which comprises, in whole or as a component thereof, as its pharmaceutically active agent, a deCODE Compound, or (ii) Abandoned Product, or (iii) Reverted Product.

         1.24 "Development Program" shall mean the drug discovery and development activities performed by a Party in accordance with Section 6 to discover and/or develop Products.

         1.25 "Diagnostic Product" shall mean any product in the form of a device, compound, kit or service useful for the diagnosis, prognosis, prediction or disease management of a Selected Disease which device, compound, kit or service contains a component which is (a) able to detect and/or quantify the presence or amount of [CONFIDENTIAL TREATMENT REQUESTED] such component being conceived and reduced to practice as a result of a Research Program by a Party, its Affiliate or its Collaborator, at any time during a period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED]

                  Diagnostic Product shall also mean any product in the form of a device, compound, kit or service [CONFIDENTIAL TREATMENT REQUESTED], such component being conceived and reduced to practice as a result of a Research Program by a Party, its Affiliates or its Collaborator at any time during a period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED].

         1.26 "Direct Gene Expression Agent Type 1" shall mean any pharmaceutically active agent which is (a) [CONFIDENTIAL TREATMENT REQUESTED] and (b) conceived and reduced to practice as a result of a Research Program by a Party, its Affiliate or its Collaborator at any time during a period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED].

         1.27 "Direct Gene Expression Agent Type 2" shall mean any pharmaceutically active agent which agent is (a) [CONFIDENTIAL TREATMENT REQUESTED] and (b) conceived and reduced to practice as a result of a Research Program by a Party, its Affiliate or its Collaborator at any time during a period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED]

         1.28 "Direct Gene Expression Product Type 1" shall mean any pharmaceutical product which comprises, in whole or as a component thereof, as its pharmaceutically active agent, a Direct Gene Expression Agent Type 1.

         1.29 "Direct Gene Expression Product Type 2" shall mean any pharmaceutical product which comprises, in whole or as a component thereof, as its pharmaceutically active agent, a Direct Gene Expression Agent Type 2.

         1.30 "Disease Gene" shall mean a Candidate Gene that is the subject of a Candidate Gene Confirmation.

         1.31 "Diseases" shall mean the Primary Diseases, Secondary Diseases, and Selected Diseases, collectively.

         1.32 "Dollar" or "$" shall mean USA Dollars.

         1.33 "Drug Type 1" shall mean any pharmaceutically active agent which
(a) [CONFIDENTIAL TREATMENT REQUESTED] and (b) is conceived and reduced to practice as a result of a Research Program by a Party, its Affiliate or its Collaborator at any time during a period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED]; provided, however, that a Drug Type 1 is not an Antisense Agent, a Gene Therapy Agent, a Direct Gene Expression Agent Type 1 or a Direct Expression Agent Type 2.

         1.34 "Drug Type 2" shall mean any pharmaceutically active agent which
(a) [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED], and (b) is conceived and reduced to practice as a result of a Research Program by a Party, its Affiliate or its Collaborator at any time during a period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED]; provided, however, that a Drug Type 2 is not an Antisense Agent, a Gene Therapy Agent, a Direct Gene Expression Agent Type 1, a Direct Expression Agent Type 2 or a Drug Type 1.

         1.35 "Drug Product Type 1" shall mean any pharmaceutical product which comprises, in whole or as a component thereof, as its pharmaceutically active agent, a Drug Type 1.

         1.36 "Drug Product Type 2" shall mean any pharmaceutical product which comprises, in whole or as a component thereof, as its pharmaceutically active agent, a Drug Type 2.

         1.37 "Effective Date" shall mean February 1, 1998; provided that the Parties have executed the Equity Agreement on or before February 1, 1998. Execution of the Equity Agreement shall be a condition precedent to this Agreement.

         1.38 "Europe" shall mean the United Kingdom, France, Germany, Italy, and Spain.


         1.39 "FDA" shall mean the USA Food and Drug Administration, or the successor thereto, or any corresponding foreign registration or regulatory authority.

         1.40 "First Commercial Sale" shall mean, with respect to a Product in a country of the Territory, the first commercial sale to a Third Party (other than a sublicensee) by a Party, its Affiliates or sublicensees, as the case may be, of the Product in the country, after obtaining Registration for the Product in the given country or, if for a country where no Registration for the Product is required, the date of first commercial sale of such Product by the Party, its Affiliates or sublicensees to a Third Party (other than a sublicensee) in the country. "First Commercial Sale" shall not mean the sale of a Product for use in a clinical trial or for compassionate use.

         1.41 "FTE" shall mean a full time equivalent scientific person year of scientific work on or in direct connection with a Research Program, carried out by a Representative of deCODE. Scientific work on or in direct connection with the Research Programs includes, but is not limited to, experimental laboratory work, recording and writing of results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff and carrying out project management duties.

         1.42 "FTE Rate" shall mean [CONFIDENTIAL TREATMENT REQUESTED] per FTE. The FTE Rate shall include all personnel, equipment, reagents and all other expenses including support staff and overhead for or associated with an FTE.

         1.43 "Gene Therapy Agent" shall mean any pharmaceutically active agent which (a) consists of nucleic acid or a functional analog, derivative or homolog thereof [CONFIDENTIAL TREATMENT REQUESTED], and (b) upon delivery by any means, compensates, either completely or partially, for the genetic defect that underlies the Selected Disease the pathogenesis of which is affected by the Disease Gene, and (c) is conceived and reduced to practice as a result a Research Program by a Party, its Affiliate or its Collaborator at any time during a period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED].

         1.44 "IND" shall mean an Investigational New Drug application, as defined in the Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, conducted or sponsored by Roche, its Affiliates or sublicensees, for initiating in the USA human clinical testing for prevention or treatment of a Selected Disease using a Roche Product, or any corresponding foreign application, registration or certification in [CONFIDENTIAL TREATMENT REQUESTED].

         1.45 "IND Filing" shall mean the filing of an IND based upon which human clinical testing commences in [CONFIDENTIAL TREATMENT REQUESTED].

         1.46 "Invention" shall mean Program Know-How which is conceived or reduced to practice by one or more Representatives of a Party or jointly by Representatives of the Parties as a result of a Research Program.

         1.47 "Joint Invention" shall mean an Invention conceived or reduced to practice jointly by Representatives of the Parties.

         1.48 "Major Country" shall mean [CONFIDENTIAL TREATMENT REQUESTED].

         1.49 "Major Research Program" shall mean a research program directed to discovering genetic variations that affect the pathogenesis of a Primary Disease and obtaining validated targets useful in drug discovery for the Primary Disease.

         1.50 "Minor Research Program" shall mean a research program directed to discovering genetic variations that affect the pathogenesis of a Secondary Disease and obtaining validated targets useful in drug discovery for the Secondary Disease.

         1.51 "Minutes" shall mean the final minutes of a Steering Committee meeting, as finalized under Section 3.5.

         1.52 "NDA" shall mean a New Drug Application or a Product License Application, as the case may be, for a Roche Product, for prevention or treatment of a Selected Disease, filed with the FDA in the USA or any corresponding foreign application, registration or certification in [CONFIDENTIAL TREATMENT REQUESTED].

         1.53 "NDA Filing" shall mean, for a given NDA for a given Roche Product, a communication from the FDA that the NDA for the given product is accepted for review by the FDA in [CONFIDENTIAL TREATMENT REQUESTED], as the case may be.

         1.54 "Net Sales" and the related term "Adjusted Gross Sales" shall have the following meanings: -

         (a) As to Roche:

         (i) "Adjusted Gross Sales" shall mean, with respect to any Roche Product, the amount of gross sales invoiced by Roche, its Affiliates or sublicensees to Third Parties for such Roche Product, commencing with the First Commercial Sale of such Roche Product, less deductions for the following items which are included in the invoiced amounts and do not exceed reasonable and customary amounts in the country in which such sale occurred: (1) returns (including withdrawals and recalls), (2) rebates (price reductions including Medicaid and similar types of rebates, e.g., chargebacks), (3) volume (quantity) discounts granted at the time of invoicing, (4) sales taxes and other taxes directly linked and included in the gross sales amount, as computed in the Roche's Sales Statistics for the countries concerned. Adjusted Gross Sales shall also include the amount or fair market value of all other consideration received by Roche, its Affiliates or sublicensees with respect to Roche Products, whether such consideration is in cash, payment in kind, exchange or another form.

         (ii) "Net Sales" shall mean the amount calculated by subtracting from Adjusted Gross Sales a lump sum deduction of [CONFIDENTIAL TREATMENT REQUESTED] of Adjusted Gross Sales for those sales related deductions which are not accounted for on a product-by-product basis (e.g. outward freights, postage, transportation insurance, packing materials for dispatch of goods, custom duties, discounts granted later than at the time of invoicing, cash discounts and other direct expenses).

         (b) As to deCODE:

         (i) "Adjusted Gross Sales" shall mean, with respect to any deCODE Product, the amount of gross sales invoiced by deCODE or its Affiliates to

Third Parties for such deCODE Product, commencing with the First Commercial Sale of such deCODE Product, less deductions for the following items which are included in the invoiced amounts and do not exceed reasonable and customary amounts in the country in which such sale occurred: (1) returns (including withdrawals and recalls), (2) rebates (price reductions including Medicaid and similar types of rebates, e.g., chargebacks), (3) volume (quantity) discounts granted at the time of invoicing, and (4) sales taxes and other taxes directly linked and included in the gross sales amount. Net Sales shall also include the amount or fair market value of all other consideration received by deCODE or its Affiliates with respect to deCODE Products, whether such consideration is in cash, payment in kind, exchange or another form.

         (ii) "Net Sales" shall mean the amount calculated by subtracting from Adjusted Gross Sales a lump sum deduction of [CONFIDENTIAL TREATMENT REQUESTED] for those sales related deductions which are not accounted for on a product-by-product basis (e.g. outward freights, postage, transportation insurance, packing materials for dispatch of goods, custom duties, discounts granted later than at the time of invoicing, cash discounts and other direct expenses).

         (c) In the event the price of a Diagnostic Product (including a Diagnostic Product that becomes an Abandoned Product or a Reverted Product) includes an amount to cover instrument system costs or amortisation recovery under an Instrument System Rental Plan or similar plan, the Net Sales for such Diagnostic Product shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED]of Net Sales.

         (d) For a Combination Product that is not a Diagnostic Product, the Parties shall meet approximately one (1) year prior to commercial launch of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance of each Compound contained in the Combination Product. If, after good faith negotiations (not to exceed ninety (90) days, which can be extended by mutual agreement), the Parties can not agree to an appropriate adjustment, Net Sales shall be equal to Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the Compound(s) and the denominator of which is the reasonable fair market value of all pharmaceutically active agents contained in the Combination Product.

         (e) For a Combination Product that is a Diagnostic Product, the Parties shall meet approximately three (3) months prior to commercial launch of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance of each component of the Combination Product that causes such Combination Product to be a Diagnostic Product. If, after good faith negotiations (not to exceed thirty (30) days, which can be extended by mutual agreement), the Parties can not agree to an appropriate adjustment, Net Sales shall be equal to Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the component(s) of said Product which cause said Product to be a Diagnostic Product, and the denominator of which is the reasonable fair market value of the Combination Product.

         (f) With respect to Products sold in combination with other products by Roche, its Affiliates or sublicensees with respect to Roche Products, and by deCODE or its Affiliates, with respect to deCODE Products, in a capitation or bundled transaction (each, a "Bundled Transaction"), the Parties agree to negotiate in good faith and agree on a reasonable mechanism for fairly calculating Net Sales resulting from such Bundled Transaction to reflect the relative value of the Product to the other products included in the Bundles Transaction.

         (g) For a Diagnostic Product that is a kit for nucleic acid amplification, the Parties shall meet approximately three (3) months prior to commercial launch of such Diagnostic Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance of each component (e.g., sample preparation, amplification and detection) of the Diagnostic Product.

         1.55 "Novel Gene" shall mean a gene [CONFIDENTIAL TREATMENT REQUESTED]


         1.56 "Participants" shall mean those persons who enroll to participate in harvesting programs or other studies being conducted as part of a Research Program.

         1.57 "Party" shall mean deCODE or Roche and, when used in the plural, shall mean deCODE and Roche.

         1.58 "Patents" shall mean all patents and patent applications throughout the Territory, and any extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition, reissues, reexaminations, registrations, patents of confirmation, patents of importation, and Supplementary Protection Certificates and foreign counterparts thereof.

         1.59 "Plasma Diagnostic Product" shall mean a Diagnostic Product derived from Biological Materials.

         1.60 "Primary Diseases" shall mean the Diseases listed in Exhibit A, as it may be modified from time to time.

         1.61 "Product" shall mean Roche Products and deCODE Products, collectively.

         1.62 "Program Know-How" shall mean any and all Technical Information, including any Invention, that is developed or conceived and reduced to practice solely by a Party, or jointly by both Parties, as a result of a Research Program; provided, however, that any Technical Information that is developed or conceived and reduced to practice as a result of a Research Program solely by one or more Representatives of deCODE relating to generalized methods for conducting genomics research and characterizing the function of genes shall be considered deCODE Generalized Technology but not Program Know-How.

         1.63 "Program Patents" shall mean any and all Patents claiming an Invention. -

         1.64 "Program Patent Valid Claim" shall mean: (i) a claim of any issued and unexpired Program Patent which has not been disclaimed, revoked or held unpatentable, invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and which claim is otherwise enforceable, or (ii) a claim of a patent application that is a Program Patent that has not been on file in a given country with the applicable patent office for more than [CONFIDENTIAL TREATMENT REQUESTED] from the earliest date from which the patent application was filed or claims priority in the given country.

         1.65 "Registration" shall mean, for a given country and a given Product for diagnosing, preventing or treating a Selected Disease, an official approval, resulting from an application for such official approval in the given country filed by Roche, its Affiliate or sublicensee, which is required by the government or health authority of the given country for the Product to be offered for sale in such country, including authorizations as may be required for the production, importation, pricing, reimbursement and sale of such Product in such country, and for subsequent regulatory filings for line extensions and/or additional indications of such Product.

         1.66 "Representative of a Party" shall mean an employee of a Party or any other person who is contractually required to assign or grant exclusive rights in and to Program Know-How to a Party.

         1.67 "Research Programs" shall mean the Major Research Programs and Minor Research Programs, collectively. A Research Program does not include steps involved in drug discovery and development of Products, including without limitation Development Programs.

         1.68 "Research Term" shall mean, subject to Sections 5.12 and 5.13, a five (5) year period commencing on the Effective Date and ending on February 1, 2003, unless earlier terminated as otherwise provided in this Agreement.

         1.69 "Reverted Products" shall mean:

         (a) all Therapeutic Products for a Selected Disease for which deCODE terminates this Agreement pursuant to Section 14.6(a)(i) prior to the first Registration in any Major Country of a Therapeutic Product for such Selected Disease;

         (b) all Therapeutic Products in a given Major Country for a Selected Disease for which deCODE terminates this Agreement in the Major Country pursuant to Section 14.6(a)(ii) after the first Registration in any Major Country of a Therapeutic Product for such Selected Disease;

         (c) all Diagnostic Products for a Selected Disease for which deCODE terminates this Agreement pursuant to Section 14.6(b)(i) prior to the first Registration in any Major Country of a Diagnostic Product for such Selected Disease;

         (d) all Diagnostic Products in a given Major Country for a Selected Disease for which deCODE terminates this Agreement in the Major Country pursuant to Section 14.6(b)(ii) after the first Registration in any Major Country of a Diagnostic Product for such Selected Disease;

         (e) a given Roche Product in a given country for which deCODE terminates this Agreement pursuant to Section 14.7 after Registration in such country of such Roche Product;

         (f) all Therapeutic Products for a Selected Disease for which a Validated Target was obtained as of the effective date of termination of this Agreement by deCODE pursuant to Section 14.5(a)(iii)(2); and

         (g) all Diagnostic Products for diagnosing a Disease that was a Selected Disease as of the effective date of termination of this Agreement by deCODE pursuant to Section 14.5(a)(iii)(2).

         Notwithstanding the foregoing, a Reverted Product shall not include a Roche Product which comprises a Roche Compound that, at the effective date of such termination, is being marketed, prepared for commercial launch or in clinical development or for which Roche, its Affiliate or sublicensee can document a substantial plan to clinically develop (provided that such Roche Compound is a Clinical Candidate), for an indication in a Selected Disease if Roche, its Affiliate or sublicensee, at the effective date of such termination, is then marketing, preparing for commercial launch, clinically developing, or can document a substantial plan for clinically developing a given product for the same indication; provided, that such given product, at the Effective Date, was not being marketed in any country by Roche, an Affiliate or sublicensee.

         1.70 "Roche Compound" shall mean a Direct Gene Expression Agent Type 1, a Direct Gene Expression Agent Type 2, a Drug Type 1, or a Drug Type 2.

         1.71 "Roche Invention" shall mean an Invention conceived and reduced to practice solely by one or more Representatives of Roche.

1.72 "Roche Know-How" shall mean (i) any Technical Information which Roche or its Affiliates, prior to or during the Research Term, owns or controls (provided that Roche or its Affiliates has the right to license or otherwise make available such Technical Information to deCODE) which relates to the Research Programs or is necessary to make, have made, use, offer for sale, sell or import deCODE Products (excluding [CONFIDENTIAL TREATMENT REQUESTED]), or (ii) any Program Know-How which Roche or its Affiliates owns or controls either solely or jointly with deCODE.

1.73 "Roche Patents" shall mean (i) any Patents which Roche or its Affiliates, prior to or during the Research Term, owns or controls (provided that Roche or its Affiliates has the right to license or otherwise make available such Patents to deCODE) which relate to the Research Programs or are necessary to make, have made, use, offer for sale, sell or import Products (excluding [CONFIDENTIAL TREATMENT REQUESTED] or (ii) any Program Patent which Roche or its Affiliates owns or controls, either solely or jointly with deCODE.

1.74 "Roche Patent Valid Claim" shall mean: (i) a claim of any issued and unexpired Roche Patent which has not been disclaimed, revoked or held unpatentable, invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and which claim is otherwise enforceable, or (ii) a claim of a patent application that is a Roche Patent that has not been on file in a given country with the applicable patent office for more than [CONFIDENTIAL TREATMENT REQUESTED] from the earliest date from which the patent application was filed or claims priority in the given country

1.75 "Roche Product" shall mean Diagnostic Products and Therapeutic Products, collectively.

1.76 "Royalty Sublicensing Income" shall mean that portion of Sublicensing Income directly attributable to royalties received by deCODE from its Third Party licensees with respect to such Third Party licensees' sales of a given deCODE Product in a given country.

1.77 "Royalty Term" shall mean:


         (a) As to Roche, for a given Roche Product in a given country in the Territory, a period of time commencing on the First Commercial Sale of the given Roche Product in the given country and ending on the later of: (i) [CONFIDENTIAL TREATMENT REQUESTED] from the date of the First Commercial Sale of such Roche Product in such country, or (ii) the last date on which the making, having made, using, offering for sale, selling or importing of the

Roche Product in the given country by Roche, its Affiliates or sublicensees is claimed by a deCODE Patent Valid Claim or a Program Patent Valid Claim.

         (b) As to deCODE, for a given deCODE Product in a given country in the Territory, a period of time commencing (i) with respect to Net Sales, on the First Commercial Sale of the given deCODE Product in the given country, and (ii) with respect to Sublicensing Income, on the Effective Date, and ending on the later of: (1) [CONFIDENTIAL TREATMENT REQUESTED] from the date of the First Commercial Sale of such deCODE Product in such country, or (2) the last date on which the making, having made, using, offering for sale, selling or importing of the deCODE Product in the given country by deCODE, its Affiliates or sublicensees is claimed by a Roche Patent Valid Claim or a Program Patent Valid Claim.

         (c) If, in a country in the Territory, the above definition of Royalty Term is unenforceable, then for such country, Royalty Term shall mean the longest term as may be enforceable under the applicable laws of such country, provided that in no event shall the Royalty Term in such country exceed the maximum term above.

1.78 "Secondary Diseases" shall mean the Diseases listed in Exhibit B, as it may be modified from time to time.

1.79 "Selected Disease" shall mean a Primary Disease or a Secondary Disease for which a Candidate Gene is the subject of a Candidate Gene Confirmation.

1.80 "Steering Committee" shall mean the body organized and acting pursuant to
Section 3.

1.81 "Sublicensing Income" shall mean all monetary consideration, including, for example, up-front payments, milestones, and royalties, received by deCODE from its Third Party licensees with respect to a given deCODE Product, but excluding any amounts received from Third Party licensees to reimburse deCODE for research and development expenses of deCODE which deCODE can reasonably document.

1.82 "Technical Information" shall mean information, data or know-how (whether patentable or not patentable), including without limitation, ideas, concepts, formulas, manufacture, methods, procedures, designs, compositions of matter, plans, applications, specifications, drawings, techniques, materials (including without limitation biological materials such as Biological Materials, RNA, DNA, DNA fragments, organisms, proteins, polypeptides, plasmids, vectors and the like) compounds, products, processes, research, technical data, apparatus, equipment, samples, inventions, discoveries, and the like, as well as improvements related thereto.

1.83 "Territory" shall mean the entire world

1.84 "Therapeutic Products" shall mean any pharmaceutical product which comprises, in whole or as a component thereof, as its pharmaceutically active agent, a Roche Compound.

1.85 "Third Party" shall mean any party other than a Party, or an Affiliate of a Party.

1.86 "USA" shall mean the United States of America. -

1.87 "Validated Target" shall mean a biological molecule which is the subject of a Decision that such biological molecule is [CONFIDENTIAL TREATMENT REQUESTED].

2.       REPRESENTATIONS AND WARRANTIES.

2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that, as of the Effective Date:

         (a) such Party is duly organized and validly existing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; and

         (b) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the fulfilling of its obligations under this Agreement; and

         (c) such Party is not aware of any impediment which would inhibit its ability to fulfill the terms and conditions imposed on it by this Agreement; and

         (d) such Party has disclosed all material information in its possession or control requested by the other Party relating to the subject matter of this Agreement and other material information in its possession or control, which, in its reasonable opinion, would be material to the other Party entering into this Agreement, and to its knowledge such information does not contain any untrue statement of material fact or omit to state a material fact; and

         (e) such Party, without having conducted a formal investigation, is not aware of any patent rights or other proprietary rights of any Third Party which might be infringed by either Party carrying out its obligations under this Agreement; and

         (f) such Party has the right to grant the other Party the rights and licenses hereby granted under this Agreement.

2.2 Representations of deCODE. deCODE represents and warrants to Roche that:

         (a) As of the Effective Date, there are no patents or patent applications that deCODE owns or controls in the Territory which could preclude Roche from carrying out its obligations under this Agreement and which deCODE does not have the right to license or otherwise make available to Roche; and

         (b) all Participants have signed, or will have signed before becoming a Participant, an informed consent form in accordance with the English language translation of an informed consent form in Exhibit C.


3.       STEERING COMMITTEE.


3.1 Members. The Parties shall establish a Steering Committee, which shall consist of six (6) members, three (3) members from each Party. Two (2) members from each Party must be both (i) a member of senior management and (ii) a scientist. The initial members of the Steering Committee are set forth on Exhibit D. Members of the Steering Committee may be represented at any meeting by a designee appointed by such member for such meeting. The initial chairperson shall be selected by deCODE and is designated on Exhibit D. The initial chairperson shall serve as chairperson for the first contract year. Thereafter, the chairperson of the Steering Committee for a given contract year shall be selected within thirty (30) days of the beginning of such given contract year on an alternating basis between the Parties, and shall serve as chairperson during such given contract year. The initial secretary shall be selected by Roche and is designated on Exhibit D. The initial secretary shall serve as secretary for the first contract year. Thereafter, the secretary of the Steering Committee for a given contract year shall be selected within thirty (30) days of the beginning of such given contract year by the Party not designating the chairperson for the same given contract year, and shall serve as secretary during such given contract year. Each Party shall be free to change its members, on prior written notice to the other Party. Each Party may, in its discretion, invite non-Committee Representatives of such Party, provided that each Party approves the other Party's invitee(s) in advance.

3.2 Responsibilities. The Steering Committee shall:

         (a) oversee all Research Programs;

         (b) evaluate and determine scientific criteria to be implemented under all Research Programs;

         (c) establish a mechanism by which the Parties will exchange deCODE Know-How and Roche Know-How, including Program Know-How, and oversee the exchange of such Know-How;

         (d) commencing on the Effective Date, discuss and prepare an Annual Research Plan for each Research Program for the first year of the Research Term and, prior to thirty (30) days after the Effective Date, finalize an Annual Research Plan for each Research Program for the first year of the Research Term and have each such Annual Research Plan signed and dated by a representative of each Party on the Steering Committee;

         (e) not less than three (3) months prior to each anniversary of the Effective Date during the Research Term, discuss and prepare an Annual Research Plan for each ongoing Research Program, and, prior to each anniversary of the Effective Date during the Research Term, finalize an Annual Research Plan for each Research Program for the next year of the Research Term and have each such Annual Research Plan signed and dated by a representative of each Party on the Steering Committee;

         (f) decide upon approval of proposed amendments or modifications to any Annual Research Plan;

         (g) evaluate data from all Research Programs;

         (h) coordinate the activities of the Parties, and review and evaluate progress, under the Research Programs, provided that the Steering Committee shall not have authority to make any determination that either Party is in breach of its obligations under the Research Programs;

         (i) discuss, prepare and finalize an Annual Research Plan for a Research Program for any new Primary Disease or new Secondary Disease;

         (j) decide about: (1) whether any Novel Gene is a Candidate Gene, and
(2) whether any Candidate Gene is Confirmed;

         (k) monitor qualifications for Representatives of deCODE who will perform deCODE's research obligations under the Research Programs contemplated under this Agreement;

         (l) decide if there is a scientific need for plasma samples [CONFIDENTIAL TREATMENT REQUESTED] each Research Program;

         (m) from time to time, if necessary, adjust the fee for plasma samples under Section 5.9 to reflect the actual costs and expenses incurred by deCODE in connection with providing such plasma samples to Roche;

         (n) decide if there may be a scientific need for cell lines and/or tissue samples for each Disease and, if so, determine from time to time the number of cell lines and/or tissue samples reasonably required for each Disease, which shall not be more than from [CONFIDENTIAL TREATMENT REQUESTED] Participants with a given Disease and [CONFIDENTIAL TREATMENT REQUESTED] Participants acting as control subjects with respect to the given Disease;

         (o) if cell lines and/or tissue samples are determined to be required from a Research Program by the Steering Committee, [CONFIDENTIAL TREATMENT REQUESTED];

         (p) decide when a Disease has been mapped to a chromosomal location and whether a mapping reveals that what was considered one (1) Disease by the Parties as of the Effective Date is, instead, more than one (1) disease;

         (q) decide whether any Validated Targets have been obtained;

         (r) as and when necessary for purposes of this Agreement, decide whether: [CONFIDENTIAL TREATMENT REQUESTED]; and

         (s) perform any other activities related to the Research Programs as the Parties may request from time to time, other than deciding that a Party is in breach of an obligation under this Agreement.

         3.3 Meetings. During the Research Term and until one (1) year after the end of the Research Term the Steering Committee shall meet at least twice every contract year, and more frequently as the Parties deem appropriate, on such dates, places and at such times as the Parties shall agree. Thereafter, during the term of this Agreement, the Steering Committee shall meet on an as needed basis on such dates, places and at such times as the Parties shall agree. The meetings shall alternate between the offices of the Parties unless the Parties otherwise agree. The chairperson shall, if practicable, send notice of all meetings to all members of the Steering Committee no less than twenty (20) days before the date of the meeting. The Steering Committee may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate; provided, however, that the Steering Committee meet in person at least twice every contract year during the Research Term and until one (1) year after the end of the Research Term.

         3.4 Decisions.

         (a) The Steering Committee may decide on any subject matter that is subject to the Steering Committee's decision-making authority. All decisions of the Steering Committee shall be made by consensus of the members (or their designees) present at any meeting. Such consensus shall require that at least two (2) members of each Party are present at such meeting.

         (b) In the event that consensus cannot be reached by the Steering Committee after good faith discussions with respect to a matter that is subject to its decision-making authority, then (except as set forth in Section 8.2(a)(i)), the matter shall be referred for further review and resolution to the President of Global Pharma Research at Roche, or such other similar position designated by Roche from time to time, and the Chief Executive Officer at deCODE, or such other similar position designated by deCODE from time to time (such officers, collectively, the "Executive Officers"). The Executive Officers of each Party shall use reasonable efforts to resolve the matter within thirty
(30) days after the matter is referred to them. If the Executive Officers cannot resolve the matter within thirty (30) days, then: (i) if the matter pertains to relations with Participants, or research sites, consultants, investigators or vendors in Iceland, or any governmental authority in Iceland, the matter shall be decided by the Executive Officer of deCODE in good faith, giving appropriate consideration to the reasonable business and scientific concerns of Roche; and
(ii) if the matter pertains to any other subject, the matter shall be decided by the Executive Officer of Roche in good faith, giving appropriate consideration to the reasonable business and scientific concerns of deCODE.

         (c) No decision, either by the Steering Committee or an Executive Officer, on any matter that is subject to the Steering Committee's decision-making authority, may have the effect of materially increasing the economic burdens or the research responsibilities of a Party without the prior written approval of such Party.

         3.5 Minutes. Promptly after each Steering Committee meeting, the secretary of the Steering Committee shall prepare and distribute to the chairperson draft minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Steering Committee and a list of any issues to be resolved by the Executive Officers. The chairperson may then comment on the draft minutes. The secretary shall discuss with the chairperson any comments of the chairperson and circulate a final draft of the minutes to all members of the Steering Committee within fifteen (15) days of the meeting. The members of the Steering Committee shall then have fifteen (15) days after circulation of the final draft minutes to provide their comments thereon to the secretary of the Steering Committee. If a member of the Steering Committee does not comment to the secretary on the draft minutes within the fifteen (15) day period after circulation, said member is deemed to have agreed to the final draft minutes. Upon the expiration of the fifteen (15) day period after circulation, the secretary and the chairperson of the Steering Committee shall have an additional fifteen (15) days to discuss the other members' comments and finalize the minutes. The secretary and chairperson shall each sign and date the final minutes. The signature of the chairperson and the secretary on the final minutes shall indicate each Party's assent to the minutes. With the sole exception of specific items of the meeting minutes to which the chairperson and the secretary cannot agree and which are escalated as provided below, final minutes of all Steering Committee meetings shall be finalized no later than forty five (45) days after the meeting to which the minutes pertain. If at any time during the preparation and finalization of the Steering Committee meeting minutes the secretary and the chairperson of the committee do not agree on any issue with respect to the minutes, this issue shall be resolved by the escalation process provided in Section 3.4(b). The decision resulting from the escalation process shall be recorded by the secretary of the Steering Committee in an amended finalized minutes for said meeting. All other issues in the minutes which are not subject to such escalation shall be finalized within the above-mention forty-five (45) days.

         3.6 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and non-Committee invitees to attend meetings of, and otherwise participate on, the Steering Committee.


4.       DISCLOSURE OF KNOW-HOW

         4.1 Disclosure of deCODE Know-How. Promptly following the Effective Date, deCODE shall disclose to Roche all existing deCODE Know-How and thereafter. deCODE shall disclose to Roche on an ongoing basis during the Research Term all additional deCODE Know-How .

         4.2 Disclosure of Roche Know-How. Promptly following the Effective Date, Roche shall disclose to deCODE such Roche Know-How and thereafter Roche shall disclose to deCODE on an ongoing basis during the Research Term all additional Roche Know-How.

         4.3 Mechanism for Exchange of Know-How. The Steering Committee shall establish a mechanism by which the Parties will exchange deCODE Know-How and Roche Know-How, including Program Know-How, in accordance with this Agreement, and oversee the exchange of such Know-How.

5.       COLLABORATIVE RESEARCH PROGRAM.


         5.1 Exclusivity. Nothing in this Agreement shall prohibit deCODE or its Affiliates from using Program Know-How relating to Disease Genes, Validated Targets or members of a Biological Pathway of which a Disease Gene is a member for: (i) carrying out research relating to generalized methods for conducting genomic research and relating to generalized methods for characterizing the function of genes, or (ii) making, having made, using, offering for sale, selling or importing deCODE Products. However, other than as provided in the preceding sentence, for a Selected Disease, during the period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED], neither deCODE nor its Affiliates shall use, for the benefit of a Third Party, without the prior written consent of Roche, Program Know-How relating to [CONFIDENTIAL TREATMENT REQUESTED]. In not event shall Roche unreasonably withhold such consent.

         5.2 Diseases.


             (a) Primary Diseases. The Primary Diseases are set forth in
Exhibit A, as it may be amended from time to time. Each Primary Disease shall be the subject of an independent and separate Major Research Program. For a period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED], Roche shall, at all times, fund [CONFIDENTIAL TREATMENT REQUESTED] to be allocated among the Primary Diseases as set forth in this Agreement or as the Parties may otherwise agree.

             (b) Secondary Diseases. The Secondary Diseases are set forth in Exhibit B, as it may be amended from time to time. Each Secondary Disease shall be the subject of an independent and separate Minor Research Program. For a period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED], Roche shall, at all times, fund [CONFIDENTIAL TREATMENT REQUESTED] to be allocated among the Secondary Diseases as set forth in this Agreement or as the Parties may otherwise agree.

             (c) Making a Disease a Selected Disease. -

                 (i) For a given Primary or Secondary Disease, during the Research Term, should a Party in good faith believe that it has identified a Novel Gene with respect to a Disease, such Party shall promptly provide written notice to the Steering Committee identifying the Novel Gene, the Disease and the basis for such Party's belief. The Steering Committee shall, as promptly as practicable after receipt of such notification, meet to discuss whether such Novel Gene is, in the opinion of the

Steering Committee, a Candidate Gene with respect to such Disease. The Steering Committee shall record its Decision in the Minutes of such meeting pursuant to
Section 3.5. If the Steering Committee decides that the Novel Gene is a Candidate Gene with respect to such Disease, the Minutes shall identify the Disease and a detailed description of the Candidate Gene and the basis for the Steering Committee Decision, and such Minutes shall be considered a Candidate Gene Identification and such Novel Gene shall be considered a Candidate Gene. If the Steering Committee determines that such Novel Gene is not a Candidate Gene with respect to such Disease, the Minutes shall identify the Disease and a detailed description of the Novel Gene and the basis for the Steering Committee Decision, and such Minutes shall not be considered a Candidate Gene Identification and such Novel Gene shall not be considered a Candidate Gene.

                 (ii) For a given Candidate Gene, should a Party in good faith believe that such Candidate Gene has been or should be considered confirmed as affecting the pathogenesis of a Disease, such Party shall promptly provide written notice to the Steering Committee identifying such Candidate Gene, the Disease and the basis for such Party's belief. The Steering Committee shall, as promptly as practicable after receipt of such notification, meet to discuss whether such Candidate Gene is in the opinion of the Steering Committee, Confirmed. The Steering Committee shall record its Decision in the Minutes of such meeting pursuant to Section 3.5. If the Steering Committee makes a Decision that such Candidate Gene is Confirmed, the Minutes shall identify the Disease and a detailed description of the Candidate Gene and the basis for the Steering Committee Decision, and such Minutes shall be considered a Candidate Gene Confirmation, and such Candidate Gene shall be considered a Disease Gene, and the Disease shall be considered a Selected Disease. If the Steering Committee makes a Decision that such Candidate Gene is not Confirmed, the Minutes shall identify the Disease and a detailed description of the Candidate Gene and the basis for the Steering Committee Decision, and such Minutes shall not be considered a Candidate Gene Confirmation, and the Candidate Gene shall not be considered a Disease Gene.

             (d) Abandonment for a Disease. Subject to the terms and conditions of this Agreement, commencing [CONFIDENTIAL TREATMENT REQUESTED] after the Effective Date, at any time during the Research Term, Roche may, for any reason, terminate this Agreement with respect to all Roche Products for a Disease other than a Selected Disease by giving [CONFIDENTIAL TREATMENT REQUESTED] prior written notice to deCODE. In such event, the effective date of termination shall be the date [CONFIDENTIAL TREATMENT REQUESTED] after Roche provides such written notice to deCODE. Following a termination of this Agreement by Roche with respect to all Roche Products for a Disease other than a Selected Disease pursuant to this Section 5.2(d), all licenses granted by deCODE to Roche under
Section 7 and any other applicable Section of this Agreement shall terminate with respect to Roche Products for such Disease. In addition, at deCODE's request, within sixty (60) days after the date of such termination, Roche shall transmit to deCODE all reports, information and data in the possession or control of Roche, its Affiliates or its sublicensees for such Disease generated or developed as result of the relevant Research Program (provided that Roche has the right to make available such information to deCODE). After the effective date of such termination, in no event shall Roche, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import Roche Products for such Disease. If Roche terminates this Agreement pursuant to this
Section 5.2(d) with respect to Roche Products for a Disease, such Disease shall no longer be considered a Disease under this Agreement.

             (e) Switching Diseases.


                 (i) Making a Secondary Disease a Primary Disease. Subject to the terms and conditions of this Agreement, Roche may, at any time during the Research Term, provide written notice to deCODE that Roche wishes to make a Secondary Disease a Primary Disease. Upon deCODE's receiving such notice, the Steering Committee shall, within sixty (60) days of such notice discuss, prepare and finalize an Annual Research Plan for the new Primary Disease. deCODE shall, within thirty (30) days of finalization by the Steering Committee of such Annual Research Plan, commence a separate and independent Major Research Program for such new Primary Disease and conduct such Major Research Program as described in such Annual Research Plan.

                 (ii) Making a Primary Disease a Secondary Disease. Subject to the terms and conditions of this Agreement, Roche may, at any time during the Research Term, provide written notice to deCODE that Roche wishes to make a Primary Disease a Secondary Disease. Upon deCODE's receiving such notice, the Steering Committee shall, within sixty (60) days of such notice discuss, prepare and finalize an Annual Research Plan for the new Secondary Disease. deCODE shall, within thirty (30) days of finalization by the Steering Committee of such Annual Research Plan, commence a separate and independent Minor Research Program for such new Secondary Disease and conduct such Minor Research Program as described in such Annual Research Plan.

             (f) Adding a New Disease. Roche may, at any time during the Research Term, request in writing that the Parties discuss the selection of a new disease to be a Primary Disease or Secondary Disease. The parties shall then discuss whether or not to conduct a Research Program for such new disease. In the event that the Parties agree to conduct a Research Program for such new disease (a "New Disease"), such New Disease shall be deemed to be a Primary Disease or a Secondary Disease, as the case may be. The Steering Committee shall, within sixty (60) days thereafter, discuss, prepare and finalize an Annual Research Plan for such New Disease. deCODE shall, within thirty (30) days of finalization by the Steering Committee of such Annual Research Plan, commence a Major Research Program or a Minor Research Program, as the case may be, for such New Disease and conduct such Research Program as described in such Annual Research Plan. Nothing in this Section 5.2(f) shall obligate either Party to agree to any New Diseases.

         5.3 Research Programs.

             (a) Scope.

                (i)  Major Research Programs.

                     (1) Each Major Research Program shall have as its subject an independent and separate Primary Disease. For each Major Research Program, deCODE shall conduct, at its cost except as provided in Section 5.4(a), those activities that are assigned to deCODE in the Annual Research Plan for such Major Research Program. Unless otherwise mutually agreed in writing by Roche and deCODE, deCODE shall assign [CONFIDENTIAL TREATMENT REQUESTED] per Major Research Program per contract year during the Research Term.

                      (2) For a period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED], there shall, at all times, be [CONFIDENTIAL TREATMENT REQUESTED] independent and separate Major Research Programs.

                 (ii) Minor Research Programs.

                      (1) During the Research Term, the Parties shall undertake each Minor Research Program to maintain sufficient Technical Information related to the Secondary Disease that is the subject of such Minor Research Program so that such Secondary Disease could become the subject of a Major Research Program within ninety (90) days of notice from Roche of its wish to make such Secondary Disease a Primary Disease. For each Minor Research Program, deCODE shall conduct, at its cost except as provided in Section 5.4(b), those activities that are assigned to deCODE in the Annual Research Plan for such Minor Research Program. Unless otherwise mutually agreed in writing by Roche and deCODE, deCODE shall assign [CONFIDENTIAL TREATMENT REQUESTED] per Minor Research Program per contract year during the Research Term.

                      (2) For a period commencing on the Effective Date and ending [CONFIDENTIAL TREATMENT REQUESTED], there shall, at all times, be [CONFIDENTIAL TREATMENT REQUESTED] independent and separate Minor Research Programs. At any time during the Research Term, Roche shall not be required to provide funding for more than [CONFIDENTIAL TREATMENT REQUESTED] per contract year for all Minor Research Programs.

             (b) Oversight. The Steering Committee shall oversee each Research Program.

             (c) Annual Research Plan. For the first year of the Research Term, commencing on the Effective Date, the Steering Committee will discuss and prepare an Annual Research Plan for each Research Program and will finalize an Annual Research Plan for each Research Program on or prior to thirty (30) days after the Effective Date.

Thereafter, during the Research Term, the Steering Committee shall
(i) commencing not less than three (3) months prior to each anniversary of the Effective Date, discuss and prepare an Annual Research Plan for each Research Program for the upcoming contract year, and (ii) prior to each anniversary of the Effective Date during the Research Term, finalize an Annual Research Plan for each Research Program for the upcoming year of the Research Term. Each Annual Research Plan may be amended from time to time upon Steering Committee approval. Each Annual Research Plan, and any amendment thereto, shall be signed and dated by a representative of each Party on the Steering Committee.

            (d) FTE Rate Adjustment. For a period commencing on the Effective Date and until [CONFIDENTIAL TREATMENT REQUESTED], the FTE Rate shall be [CONFIDENTIAL TREATMENT REQUESTED]. Beginning on February 1, 2001, the FTE Rate shall be adjusted at the beginning of each contract year during the Research Term. The adjustment for the payments due on [CONFIDENTIAL TREATMENT REQUESTED] under Section 5.4 shall reflect the average of: (i) the difference between December [CONFIDENTIAL TREATMENT REQUESTED] and December 1997 in the Consumer Price Index for All Urban Consumers ("CPI-U") for All Items as reported in the CPI Detailed Report published by the U.S. Department of Labor Bureau of Labor Statistics, and (ii) the difference between December [CONFIDENTIAL TREATMENT REQUESTED] and December 1997 in the Product Price Index ("PPI") for All Products as reported in the PPI Detailed Report published by the U.S. Department of Labor Bureau of Labor Statistics. The adjustment for the payments due on [CONFIDENTIAL TREATMENT REQUESTED] under Section 5.4 shall reflect the average difference between the CPI-U between December [CONFIDENTIAL TREATMENT REQUESTED] and December [CONFIDENTIAL TREATMENT REQUESTED] and the PPI between December [CONFIDENTIAL TREATMENT REQUESTED] and December [CONFIDENTIAL TREATMENT REQUESTED]. With respect to any additional contract year during the Research Term, the adjustment to the FTE Rate shall be made in like manner.

            (e) Use of FTEs. The Parties acknowledge that deCODE's utilization of Representatives of deCODE during the course of each Research Program may fluctuate during the Research Term and that deCODE's obligation to allocate a certain number of FTEs to a Research Program, and satisfaction of such obligation, will be based on such allocation calculated over the course of a given year of the Research Term.

         5.4 Research Funding.


             (a) Major Research Programs. Subject to the terms and conditions of this Agreement, for each Major Research Program then in effect on the relevant due date, Roche shall pay to deCODE the following amounts, which shall be due and payable as follows:

                           [CONFIDENTIAL TREATMENT REQUESTED]

                           [CONFIDENTIAL TREATMENT REQUESTED]

                  (b) Minor Research Programs. Subject to the terms and conditions of this Agreement, for each Minor Research Program then in effect on the relevant due date, Roche shall pay to deCODE the following amounts, which shall be due and payable as follows:

                           [CONFIDENTIAL TREATMENT REQUESTED]

                           [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

         (c) Adjustment to Amount of Payment. The Parties acknowledge and agree that the amount of each quarterly payment set forth in Sections 5.4(a) and 5.4(b) are determined based on [CONFIDENTIAL TREATMENT REQUESTED] of the number of FTEs to be allocated to such Research Program by deCODE for an contract year [CONFIDENTIAL TREATMENT REQUESTED], multiplied by the FTE Rate.

         (d) Other Expenses. Subject to Sections 5.4(a) and 5.4(b), each Party shall be - responsible for its own costs and expenses related to each Research Program.

         (e) Method of Payment. Payments under this Section 5.4 shall be made by Roche to deCODE by wire transfer to:

                           State Street Bank and Trust Co.
                           225 Franklin Street
                           Boston, MA 02110-2804
                           Account No. 94262524
                           ABA No. 011000028

or such other account as deCODE may, from time to time, designate to Roche in writing.

                  (f) FTE Support. At any time during the Research Term, Roche shall not be required to provide funding for more than [CONFIDENTIAL TREATMENT REQUESTED] per contract year for all Major Research Programs. At any time during the Research Term, Roche shall not be required to provide funding for more than [CONFIDENTIAL TREATMENT REQUESTED] per contract year for all Minor Research Programs.

         5.5 Use of Funds. deCODE will use funding provided by Roche under this
Section 5 only in support of the Research Programs. deCODE will not use any Third Party funding in direct support of a Research Program. The use of any Third Party funding by deCODE in indirect support of a Research Program shall not adversely impact Roche's rights and licenses under this Agreement.

         5.6      Roche Review Right.


                  (a) Within thirty (30) days following the end of each quarter of the Research Term, deCODE shall prepare and submit to Roche a statement setting forth for each Research Program the number of deCODE scientists who actually worked on such Research Program during the previous quarter and the portion of an FTE that each such deCODE scientist worked on such Research Program.

                  (b) deCODE shall keep full, true and accurate books of account containing all information necessary to determine the correctness of the number of deCODE scientists who actually worked on any Research Program during any period of the Research Term and the portion of an FTE that each such deCODE scientist worked on any such Research Program. Such books of account shall be kept at deCODE's principal place of business. Not more than once per contract year during the Research Term, Roche or its authorized independent public accountant shall have the right to engage deCODE's independent public accountant, at reasonable times and upon reasonable notice, to examine on deCODE's premises, such records of deCODE. Results of any such examination shall be made available to both Parties. Roche shall bear the cost of such audit, unless such audit indicates an overstatement of the number of FTEs that worked on any Research Program by five percent (5%) or more, in which event deCODE shall bear the costs of such audit.

         5.7 Conduct.

         (a) Each Party. Each Party shall for each Research Program:


         (i) conduct such Research Program as described in each Annual Research Plan for such Research Program;

         (ii) use reasonable diligence to (1) perform the activities assigned to such Party under the Annual Research Plan for such Research Program and (2) complete such activities on a timely basis;

         (iii) conduct such Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;

         (iv) within thirty (30) days following the end of each calendar quarter during the Research Term, furnish the other Party with written reports summarizing (1) all scientific work performed by such Party and (2) Program Know-How developed by such Party (including without limitation a summary of Inventions and results and data generated), in the conduct of such Research Program during such calendar quarter;

         (v) within sixty (60) days after the end of a given Research Program or, as otherwise requested by the Steering Committee, furnish to the other Party a detailed written report relating to (1) all scientific work performed by such Party and (2) Program Know-How developed by such Party (including without limitation a summary of Inventions and results and data generated), in the conduct of such Research Program during such Research Program;

         (vi) promptly disclose Inventions to the other Party in accordance with
Section 10; and

         (vii) during the Research Term, allow Representatives of the other Party, during normal business hours and with reasonable frequency, to visit the offices and laboratories of such Party where such Research Program is being conducted, and consult informally, during such visits or by telephone, with such Party's Representatives performing scientific work on or in direct connection with such Research Program; provided, however, that (1) such Representatives of the other Party are under an agreement binding such Representatives to protect Confidential Information to at least the same extent or greater as is required of such other Party under this Agreement and (2) the Party allowing any such visit approves in writing prior to such visit the other Party's Representatives, which approval shall not be unreasonably withheld. Any such visit shall not unreasonably interrupt the operations of the Party that is visited.

         (b) Of Roche. To the extent that validation of a target is not part of an Annual Research Plan for a Selected Disease, Roche shall use reasonable efforts to obtain a Validated Target for such Selected Disease.

         5.8 Records.

         (a) During the Research Term and for each Research Program, deCODE and Roche each shall maintain records in sufficient detail and in such good scientific manner as to, in all material aspects, completely and accurately reflect all scientific work performed and results achieved in the conduct of such Research Program (including all Inventions and results and data generated in the conduct of such Research Program). Such records shall be maintained in separate, bound laboratory notebooks for each Research Program. The Parties shall maintain such records in a form required under all applicable laws and regulations of the Major Countries.

         (b) During the Research Term and for each Research Program, deCODE and Roche each shall have the right, during normal business hours and upon reasonable notice, and subject to such reasonable procedures as the other Party may require, to inspect all such records of the other Party relating to the Research Programs. deCODE and Roche each shall maintain such records of the other Party contained therein as Confidential Information in accordance with
Section 13 and shall not use such records except to the extent otherwise permitted by this Agreement.

         5.9 Plasma Samples. deCODE shall (i) harvest plasma samples from Participants and (ii) preserve - such harvested plasma samples. The Steering Committee shall determine if there is a scientific need for plasma samples [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]. If the Steering Committee determines that there is a scientific need for plasma samples [CONFIDENTIAL TREATMENT REQUESTED]

         5.10 Cell Lines and Tissue Samples. If the Steering Committee determines that there may be a - scientific need for cell lines and/or tissue samples for any Disease, [CONFIDENTIAL TREATMENT REQUESTED]

         5.11 Biological Materials Transfer.

         (a) For any Biological Material, deCODE shall provide Roche with all related deCODE Know-How and shall inform Roche of any hazards or precautions which need to be taken with respect to the Biological Material that deCODE is aware of, or becomes aware of, during the term of this Agreement. deCODE shall properly label, package, and transport the Biological Material in accordance with all applicable laws and regulations and as reasonably requested by Roche. Nothing herein shall be construed as giving Roche any title or ownership to any Biological Materials. Roche may not use any Biological Material except in the conduct of a Research Program or a Development Program without the prior written consent of deCODE. Roche shall not supply any Biological Material to any Third Party, other than Collaborators, without the prior written consent of deCODE. In no event shall Roche use any Biological Materials to harvest DNA. Upon deCODE's written request during the Research Term or one (1) year thereafter, Roche shall destroy all unused Biological Materials.

         (b) THE BIOLOGICAL MATERIALS ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED,

INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE BIOLOGICAL MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

         5.12 Research Term.


         (a) End of Research Term. Subject to Sections 5.12(b), 5.12(c), 5.12(d), 5.12(e) and 5.13, the Research Term shall end on February 1, 2003. Subject to Section 5.13, at the end of the Research Term, any Disease that was the subject of an ongoing Research Program shall no longer be considered a Disease provided such Disease is not otherwise a Selected Disease.

         (b) Continuation. If Roche wishes to maintain [CONFIDENTIAL TREATMENT REQUESTED] independent and separate Major Research Programs for [CONFIDENTIAL TREATMENT REQUESTED] different Primary Diseases for the contract year commencing [CONFIDENTIAL TREATMENT REQUESTED], then Roche shall notify deCODE in writing no later than [CONFIDENTIAL TREATMENT REQUESTED] of Roche's intention to continue the Research Term for the one (1) year period commencing [CONFIDENTIAL TREATMENT REQUESTED]. If so continued, and if Roche wishes to maintain [CONFIDENTIAL TREATMENT REQUESTED] independent and separate Major Research Programs for [CONFIDENTIAL TREATMENT REQUESTED] different Primary Diseases for the contract year commencing [CONFIDENTIAL TREATMENT REQUESTED], then Roche shall notify deCODE in writing no later than [CONFIDENTIAL TREATMENT REQUESTED] of Roche's intention to continue the Research Term for the one (1) year period commencing [CONFIDENTIAL TREATMENT REQUESTED]. In any such notice, Roche shall list all Diseases for which Roche, at that time, is then interested in maintaining Major Research Programs and Minor Research Programs. The Research Term shall continue for such one (1) year period commencing [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED], as the case may be, provided that Roche maintains [CONFIDENTIAL TREATMENT REQUESTED] independent and separate Major Research Programs for [CONFIDENTIAL TREATMENT REQUESTED] different Primary Diseases during each such year. In the event that any Primary Disease becomes a Selected Disease during any such year, Roche shall continue to fund [CONFIDENTIAL TREATMENT REQUESTED] FTEs during such year, which shall be allocated to the remaining Major Research Programs as the parties may agree. If Roche does not send a notice pursuant to this Section 5.12(b) by [CONFIDENTIAL TREATMENT REQUESTED], or if the Research Term is not otherwise continued pursuant to Section 5.12(c), then the Research Term shall end on [CONFIDENTIAL TREATMENT REQUESTED]. If Roche does not send a notice pursuant to this Section 5.12(b) by [CONFIDENTIAL TREATMENT REQUESTED], or if the Research Term is not otherwise continued pursuant to Section 5.12(c), then the [CONFIDENTIAL TREATMENT REQUESTED].

         (c) Mutual Continuation. If Roche wishes to maintain less than [CONFIDENTIAL TREATMENT REQUESTED], but at least [CONFIDENTIAL TREATMENT REQUESTED], independent and separate Major Research Programs for less than [CONFIDENTIAL TREATMENT REQUESTED], but at least [CONFIDENTIAL TREATMENT REQUESTED], different Primary Diseases for the contract year commencing [CONFIDENTIAL TREATMENT REQUESTED], then Roche shall notify deCODE in writing no later than [CONFIDENTIAL TREATMENT REQUESTED] of Roche's desire to continue the Research Term for the one (1) year period commencing [CONFIDENTIAL TREATMENT REQUESTED]. If so continued or if continued for the contract year commencing [CONFIDENTIAL TREATMENT REQUESTED] pursuant to Section 5.12(b), and if Roche wishes to maintain less than [CONFIDENTIAL TREATMENT REQUESTED], but at least [CONFIDENTIAL TREATMENT REQUESTED], independent and separate Major Research Programs for less than [CONFIDENTIAL TREATMENT REQUESTED], but at least [CONFIDENTIAL TREATMENT REQUESTED], different Primary Diseases for the contract year commencing [CONFIDENTIAL TREATMENT REQUESTED], then Roche shall notify deCODE in writing no later than [CONFIDENTIAL TREATMENT REQUESTED] of Roche's desire to continue the Research Term for the one (1) year period commencing [CONFIDENTIAL TREATMENT REQUESTED]. In any such notice, Roche shall list all Diseases for which Roche, at that time, is then interested in maintaining Major Research Programs and Minor Research Programs. Upon consent of deCODE, the Research Term shall continue for such one (1) year period commencing [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED], as the case may be, provided that Roche maintains such number of independent and separate Major Research Programs for such number of different Primary Diseases as the Parties have initially agreed upon during each such year. In the event that any Primary Disease becomes a Selected Disease during any such year, Roche shall continue to fund the same number of FTEs initially agreed upon by the parties during such year, which shall be allocated to the remaining Major Research Programs as the parties may agree. If Roche does not send a notice pursuant to this Section 5.12(c) by [CONFIDENTIAL TREATMENT REQUESTED], or if the Research Term is not otherwise continued pursuant to Section 5.12(b), then the Research Term shall end on [CONFIDENTIAL TREATMENT REQUESTED]. If Roche does not send a notice pursuant to this Section 5.12(c) by [CONFIDENTIAL TREATMENT REQUESTED], or if the Research Term is not otherwise continued pursuant to
Section 5.12(b), then the Research Term shall end on [CONFIDENTIAL TREATMENT REQUESTED].

         (d) Funding and FTE Commitment during Continuation Years. The level of funding provided by Roche to deCODE under Section 5.4 and the number of FTEs provided by deCODE under Section 5.3 for each such Research Program shall remain unchanged by any continuation of the Research Term under Section 5.12(b) or 5.12(c) (except for adjustments to reflect any adjustments to the FTE Rate pursuant to Section 5.3(d)), unless otherwise agreed in writing by the Parties.

         (e) Extensions. Provided the Research Term has continued under Sections 5.12(b) and/or (c) until [CONFIDENTIAL TREATMENT REQUESTED], the Parties may mutually agree to extend the Research Term beyond [CONFIDENTIAL TREATMENT REQUESTED]for such number of Diseases, and on such terms, as the Parties may mutually agree. In the event that Roche is interested in such an extension, Roche shall so notify deCODE in writing no later than [CONFIDENTIAL TREATMENT REQUESTED]. The level of funding to be provided by Roche to deCODE, the number of FTEs to be provided by deCODE shall be determined by the Parties at such time of any such mutual agreement of extension. Such extensions shall be deemed to be included in the Research Term for all purposes under this Agreement except as certain terms may be modified by the mutual agreement of the Parties.

         5.13 Post-Research Term Developments Proposal.


         (a) After the Research Term, deCODE shall have no further obligations to conduct research activities. However, deCODE shall advise Roche, if during the six

(6) month period after the end of the Research Term (without giving effect to any extension of the Research Term pursuant to this Section 5.13(a)), it obtains mapping data or other significant information with respect to a disease that at the end of the Research Term was a Disease (for example, new information that a gene affects the pathogenesis of a Disease or confirming a Candidate Gene). Then, Roche, in its sole discretion, may elect to provide funding to deCODE to continue a Major Research Program with respect to such Disease for one (1) additional six (6) month period. The funding for such Major Research Program will be at the level provided during the last contract year of the Research Term, either as provided in Section 5.4(a) (as adjusted due to any adjustment of the FTE Rate pursuant to Section 5.3(d)) or at the level agreed upon pursuant to
Section 5.12(e), as the case may be, such work shall be deemed to be a part of a Major Research Program, and the Research Term shall be extended with respect to such Major Research Program. In addition, Roche shall reimburse deCODE for the work performed by deCODE with respect to such Disease for the period from the end of the original Research Term through the date that Roche elects to fund the additional six (6) month period. Such reimbursement shall be at the same level of funding that would have been provided for a Major Research Program during the last contract year of the Research Term, either as provided in Section 5.4(a) (as adjusted due to any adjustment of the FTE Rate pursuant to Section 5.3(d)) or at the level agreed upon pursuant to Section 5.12(e), as the case may be.

         (b) Notwithstanding anything to the contrary, for any disease that at the end of the Research Term was a Disease but was not a Selected Disease, the following shall apply:

         (i) If deCODE believes, at any time during the six (6) month period following the six (6) month period after the end of the Research Term (without giving effect to any extension of the Research Term pursuant to Section 5.13(a)), that a gene is either a Novel Gene, a Candidate Gene or a Disease Gene (collectively, "Proposed Gene") for the Disease, it shall so notify Roche in writing ("deCODE Notice").

         (ii) If Roche, at any time within the sixty (60) day period following receipt of a deCODE Notice, notifies deCODE in writing that Roche is interested in negotiating for the rights to such Proposed Gene (a "Roche Notice"), then the Parties shall conduct good faith negotiations on an exclusive basis directed to Roche acquiring such rights. In the event that Roche does not provide a Roche Notice to deCODE during such sixty (60) day period, then deCODE shall be free to offer such rights to any Third Party under any terms and conditions without any obligations to Roche.

         (iii) In the event that, within six (6) months after the Roche Notice is provided, the Parties fail to execute an agreement related to Roche acquiring such rights, then deCODE shall be free to offer such rights to any Third Party on terms and conditions no more favorable, taken as a whole, than the most favorable terms last offered by Roche to deCODE for such rights. Within ten (10) days after the expiration of such six (6) month period, Roche shall provide deCODE with a written document setting forth such terms.

         5.14 Validation of Targets. For a given Selected Disease, at any time during the term of the Agreement, [CONFIDENTIAL TREATMENT REQUESTED], such Party shall promptly provide written notice to the Steering Committee [CONFIDENTIAL TREATMENT REQUESTED]. The Steering Committee shall, as promptly as practicable after receipt of such notification, meet to discuss whether [CONFIDENTIAL TREATMENT REQUESTED]. The Steering Committee shall record its Decision in the Minutes of such meeting pursuant to Section 3.5. If the Steering Committee makes a Decision that [CONFIDENTIAL TREATMENT REQUESTED]. If the Steering Committee makes a Decision that [CONFIDENTIAL TREATMENT REQUESTED]

6. DEVELOPMENT AND COMMERCIALIZATION. -

         6.1 Commercialization Efforts by Roche for Selected Diseases.


         (a) For a Selected Disease, once a first Validated Target is obtained, during the term of this Agreement, Roche, directly or through an Affiliate or sublicensee, will use reasonable commercial efforts [CONFIDENTIAL TREATMENT REQUESTED].

         (b) Once a first Candidate Gene is Confirmed for a Selected Disease, during the term of this Agreement, Roche, directly or through an Affiliate or sublicensee, will use reasonable commercial efforts [CONFIDENTIAL TREATMENT REQUESTED].

         (c) Therapeutic Efforts and Diagnostic Efforts, as the case may be, for a given Roche Product for a Selected Disease shall mean reasonable commercial efforts, consistent with sound and reasonable business practices and judgment, comparable to efforts exerted by Roche for its own products of a like kind and at a like stage of development and having similar potential, taking into account scientific, business and marketing considerations.

         (d) For a given Selected Disease, prior to the first Registration of a Therapeutic Product for such Selected Disease in any Major Country, Roche's exercise of Therapeutic Efforts is to be determined by judging Roche's Efforts taken as a whole in the Major Countries. For a given Selected Disease, prior to the first Registration of a Diagnostic Product for such Selected Disease in any Major Country, Roche's exercise of Diagnostic Efforts is to be determined by judging Roche's Efforts taken as a whole in the Major Countries.

         (e) For a given Selected Disease, after the first Registration of a Therapeutic Product for such Selected Disease in any Major Country, Roche's exercise of Therapeutic Efforts is to be determined by judging Roche's Efforts taken on a Major Country-by-Major Country basis. For a given Selected Disease, after the first Registration of a Diagnostic Product for such Selected Disease in any Major Country, Roche's exercise of Diagnostic Efforts is to be determined by judging Roche's Efforts taken as a whole taken on a Major Country-by-Major Country basis.

         6.2 Notice of Failure by Roche to Use Efforts for a Selected Disease.


         (a) Therapeutic Products for a Disease.


         (i) For a given Selected Disease, prior to the first Registration in any Major Country of a Therapeutic Product for such Selected Disease, if deCODE reasonably believes that Roche is not using Therapeutic Efforts, [CONFIDENTIAL TREATMENT REQUESTED].

         (ii) For a given Selected Disease, after the first Registration in any Major Country of a Therapeutic Product for such Selected Disease, if deCODE reasonably believes that Roche is not using Therapeutic Efforts in any Major Country,

[CONFIDENTIAL TREATMENT REQUESTED], then deCODE shall be entitled to proceed under of Section 14.6(a)(ii) of this Agreement.

         (b) Diagnostic Products for a Disease.

         (i) For a given Selected Disease, prior to the first Registration in any Major Country of a Diagnostic Product for such Selected Disease, if deCODE reasonably believes that Roche is not using Diagnostic Efforts, [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED], then deCODE shall be entitled to proceed under Section 14.6(b)(i) of this Agreement.

         (ii) For a given Selected Disease, after the first Registration in any Major Country of a Diagnostic Product for such Selected Disease, if deCODE reasonably believes that Roche is not using Diagnostic Efforts in any Major Country, [CONFIDENTIAL TREATMENT REQUESTED], then deCODE shall be entitled to proceed under Section 14.6(b)(ii) of this Agreement.

         6.3 Abandonment Of a Selected Disease.

         (a) For Therapeutic Products.

         (i) For a given Selected Disease, commencing [CONFIDENTIAL TREATMENT REQUESTED] Effective Date, at any time during the term of this Agreement prior to the first Registration in any Major Country of a Therapeutic Product for such Selected Disease, Roche may, for any reason, terminate this Agreement with respect to all Therapeutic Products for the Selected Disease by giving [CONFIDENTIAL TREATMENT REQUESTED] prior written notice to deCODE. In such event, the effective date of termination shall be the date [CONFIDENTIAL TREATMENT REQUESTED] after Roche provides such written notice to deCODE. The effects of such termination shall be governed by Section 14.4(a)(ii). After the effective date of such termination, in no event shall Roche, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import Therapeutic Products for such Selected Disease.

         (ii) For a given Selected Disease, commencing [CONFIDENTIAL TREATMENT REQUESTED]after the Effective Date, at any time during the term of this Agreement after the first

Registration in any Major Country of a Therapeutic Product for such Selected Disease, Roche may, for any reason, terminate this Agreement in a given Major Country with respect to all Therapeutic Products for the Selected Disease by giving six (6) months' prior written notice to deCODE. In such event, the effective date of termination shall be the date six (6) months after Roche provides such written notice to deCODE. The effects of such termination shall be governed by Section 14.4(a)(iii). After the effective date of such termination, in no event shall Roche, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import Therapeutic Products for such Selected Disease in such given Major Country.

         (b) For Diagnostic Products.

         (i) For a given Selected Disease, commencing nine (9) months after the Effective Date, at any time during the term of this Agreement prior to the first Registration in any Major Country of a Diagnostic Product for such Selected Disease, Roche may, for any reason, terminate this Agreement with respect to all Diagnostic Products for the Selected Disease by giving six (6) months' prior written notice to deCODE. In such event, the effective date of termination shall be the date six (6) months after Roche provides such written notice to deCODE. The effects of such termination shall be governed by Section 14.4(b)(ii). After the effective date of such termination, in no event shall Roche, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import Diagnostic Products for such Selected Disease.

         (ii) For a given Selected Disease, commencing nine (9) months after the Effective Date, at any time during the term of this Agreement after the first Registration in any Major Country of a Diagnostic Product for such Selected Disease, Roche may, for any reason, terminate this Agreement in a given Major Country with respect to all Diagnostic Products for the Selected Disease by giving six (6) months' prior written notice to deCODE. In such event, the effective date of termination shall be the date six (6) months after Roche provides such written notice to deCODE. The effects of such termination shall be governed by Section 14.4(b)(iii). After the effective date of such termination, in no event shall Roche, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import Diagnostic Products for such Selected Disease in such given Major Country.

         (c) If Roche terminates this Agreement pursuant to this Section 6.3(a) and (b) with respect to all Therapeutic Products and all Diagnostic Products for a Disease, such Disease shall no longer be considered a Disease under this Agreement.

         6.4 Sale After Registration.

         (a) Time Period. For a given Roche Product which is the subject of a Registration in a given country, Roche, its Affiliate or sublicensee shall, within one (1) year after such Registration, make a First Commercial Sale of the given Roche Product in the given country.

         (b) Notice of Failure. If Roche, its Affiliate or sublicensee has not, within one (1) year after Registration of a Roche Product in a given country, made a First Commercial Sale of the given Roche Product in the given country, deCODE may provide Roche written notice to Roche specifying the same. [CONFIDENTIAL TREATMENT REQUESTED], then deCODE shall be entitled to proceed under Section 14.7 of this Agreement.

         (c) Abandonment of a Roche Product after Registration. Notwithstanding anything to the contrary herein, at any time during the term of this Agreement, Roche may, for any reason, terminate this Agreement in a given country with respect to a given Roche Product that was the subject of a Registration in the given country by giving [CONFIDENTIAL TREATMENT REQUESTED] prior written notice to deCODE. In such event, the effective date of such termination shall be the date [CONFIDENTIAL TREATMENT REQUESTED] after Roche provides such written notice to deCODE. The effects of such termination shall be governed by Section 14.4(c). After the effective date of such termination, in no event shall Roche, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import the given Roche Product in the given country.

         6.5 Commercialization Efforts by deCODE and its Sublicensees. During the term of this Agreement, deCODE shall have no diligence obligation with respect to deCODE Products for a Selected Disease other than using reasonable efforts to identify and obtain a licensee for such deCODE Products in the event deCODE determines not to develop deCODE Products for the Selected Disease directly or through an Affiliate. In the event that deCODE grants rights to any deCODE Products for a Selected Disease to a licensee, deCODE shall require such licensee to use reasonable commercial efforts, in the Major Countries as a whole, directed to the commercialization of at least one (1) deCODE Product for such Selected Disease ("Sublicensee's Required Efforts").

         6.6 Reports.

         (a) By Roche.


         (i) At least once per year during the term of this Agreement, Roche will inform deCODE as to the goals and scope of each Roche Development Program.

         (ii) For a Selected Disease, commencing at the end of the Research Program for such Selected Disease, and until the Registration of a Diagnostic or Therapeutic Product in a given Major Country for such Selected Disease, within sixty (60) days after the end of each calendar year, Roche shall provide to deCODE a written summary of Roche's, its Affiliates and sublicensees Therapeutic Efforts and Diagnostic Efforts during such previous calendar year, provided that Roche is permitted by any such sublicensee to share such information with deCODE. The written summary shall also include information relating to the plan for pursuing regulatory approvals, the estimated date for making any IND Filing or NDA Filing, the expected date of receipt of approval of any IND or an NDA, and the anticipated launch date with respect to each Roche Product in each Major Country, to the extent such information is available. All such summaries shall be treated by deCODE as Confidential Information under Section 13.

         (b) By deCODE. For a Selected Disease, commencing at the end of the Research Program for such Selected Disease, and until the first registration of a deCODE Product in any Major Country, within sixty (60) days after the end of each calendar year, provided deCODE determines not to develop deCODE Products for the Selected Disease directly or through an Affiliate, deCODE shall provide to Roche a written summary of: (i) deCODE's and its Affiliates' efforts to identify and obtain a licensee for deCODE Products for the Selected Disease, and
(ii) the Sublicensee's Required Efforts of deCODE's licensees in the Major Countries during such previous year; provided that deCODE is permitted by such sublicensee to share such information with Roche. All such summaries shall be treated by Roche as Confidential Information under Section 13.

         6.7 Ownership of Regulatory Filings. Other than as explicitly provided for in this Agreement, nothing herein shall be construed as giving deCODE any title or ownership to any IND, NDA or other regulatory filings related to a Roche Product. Other than as explicitly provided for in this Agreement, nothing herein shall be construed as giving Roche any title or ownership to any IND, NDA or other regulatory filings related to a deCODE Product.


         7. GRANT OF LICENSES.

         7.1 Grants.


         (a) To Roche. Subject to the terms and conditions of this Agreement, deCODE grants to Roche and its Affiliates (i) the sole and exclusive worldwide right and license under deCODE Know-How and deCODE Patents, and (ii) a non-exclusive right and license to use deCODE Generalized Technology, to make, have made, use, offer for sale, sell and import Roche Products in the Territory. The Parties acknowledge that the above rights and licenses includes, without limitation, the right and license to make, have made and use Disease Genes and Validated Targets in the Territory to research and develop Roche Products. The rights and licenses granted to Roche pursuant to this Section 7.1(a) shall include the right to grant sublicenses thereto. Roche shall advise deCODE of all sublicenses granted under this Agreement. If Roche grants a sublicense, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to Roche for all purposes. Roche guarantees and assumes responsibility for the performance of all obligations so imposed on such sublicensee by reason of operation of any such sublicense.

         (b) To deCODE. Subject to the terms and conditions of this Agreement, Roche grants to deCODE and its Affiliates the sole and exclusive worldwide right and license, with the right to sublicense (subject to Section 7.2), under Roche Know-How and Roche Patents, to make, have made, use, offer for sale, sell and import deCODE Products in the Territory. The Parties acknowledge that the above right and license includes, without limitation, the right and license to make, have made and use Disease Genes and Validated Targets in the Territory to research and develop deCODE Products. The rights and licenses granted to deCODE pursuant to this Section 7.1(b) shall include the right to grant sublicenses thereto. deCODE shall advise Roche of all sublicenses granted under this Agreement. If deCODE grants a sublicense, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to deCODE for all purposes.

         (c) Research Programs. Each Party grants to the other Party and its Affiliates a fully paid-up, non-royalty bearing non-exclusive right and license, without the right to grant sublicenses, under such Party's respective Know-How and Patents, for the sole and exclusive purpose of the other Party fulfilling its research obligations under any and all Research Programs under this Agreement.

         7.2 Rights of First Negotiation.

         (a) deCODE Notice. If, at any time during the term of this Agreement, deCODE is interested in offering rights to a deCODE Product to a Third Party, deCODE shall give written notice ("deCODE Notice") to Roche of its interest. Such deCODE Notice shall include sufficient information regarding such deCODE Product as deCODE, in good faith, deems reasonably necessary for Roche to make a reasonably informed decision regarding whether or not Roche wishes to pursue negotiations for such rights.

         (b) Decision Period. Roche shall have a period of sixty (60) days, extendible by mutual agreement of the Parties, said period to commence on the receipt by Roche of the deCODE Notice ("Decision Period"), to decide whether or not it wishes to pursue negotiations for such rights.

         (c) Negotiations. In the event that Roche, within such Decision Period, provides written notice to deCODE that it is interested in pursuing negotiations for such rights, then the Parties shall conduct good faith negotiations on an exclusive basis directed to Roche acquiring such rights.

         (d) Third Party Terms. In the event that, within six (6) months after Roche provides written notice to deCODE that it is interested in pursuing negotiations for such rights, the Parties fail to execute an agreement related to Roche acquiring such rights, then deCODE shall be free to offer such rights to any Third Party on terms and conditions no more favorable, taken as a whole, than the most favorable terms last offered by Roche to deCODE for such rights. Within ten (10) days after the expiration of such six (6) month period, Roche shall provide deCODE with a written document setting forth such terms.

         (e) New Opportunity. In the event that Roche, within such Decision Period, does not provide written notice to deCODE that it is interested in pursuing negotiations for such rights, (i) deCODE shall be free to offer such rights to any Third Party under any terms and conditions, and (ii) in the event additional material new findings not yet presented to Roche are developed during a two (2) year period commencing on the date that is the end of the Decision Period, and unless prohibited by agreement or ongoing negotiations with a Third Party, deCODE shall give Roche the opportunity to review such additional data and to reconsider its interest in such negotiation.


         8. EQUITY, PAYMENTS AND ROYALTIES.


         8.1 Equity. Either prior to or contemporaneously with the execution of this Agreement, the Parties shall enter the Equity Agreement, upon such terms and conditions as are set forth in such Equity Agreement.

         8.2 Payments.


         (a) Discovery Payments.


         (i) Roche shall pay to deCODE a non-refundable payment of [CONFIDENTIAL TREATMENT REQUESTED] within thirty (30) days after [CONFIDENTIAL TREATMENT REQUESTED] and receipt by Roche of an invoice for such sum. The Steering Committee shall pursuant to Section 3.4(a) decide [CONFIDENTIAL TREATMENT REQUESTED]. In any event, only one (1) payment under this Section 8.2(a)(i) shall be due for each Disease, regardless of the [CONFIDENTIAL TREATMENT REQUESTED]

         (ii) Roche shall pay deCODE the following nonrefundable payments within thirty (30) days after the occurrence of the following events with respect to each Disease and receipt by Roche of an invoice for such sum:




                       [CONFIDENTIAL TREATMENT REQUESTED]





         (b) Development Payments - Therapeutic Products. For a given Therapeutic Product, Roche shall pay to deCODE the following nonrefundable payments within thirty (30) days after the occurrence of the following events ("Events") as set forth below in Table I:

[CONFIDENTIAL TREATMENT REQUESTED]


         (c) Payment Limitations. For a given Therapeutic Product, Roche will make each of such payments under Section 8.2(b) only once, for the first occurrence of an Event for the Therapeutic Product, independent of the number of occurrences of the Event for the Therapeutic Product. In the event that Roche's clinical development of any Therapeutic Product for a Selected Disease (an "Original Product") terminates and, at or after the time of such termination, Roche is engaged or subsequently becomes engaged in clinical development of any other Therapeutic Product for such Selected Disease (a "Replacement Product") and both the Original Product and the Replacement Product treat or prevent the Selected Disease through the same Biological Pathway, then Roche shall be entitled to a credit against milestone payments due pursuant to Section 8.2(b) with respect to the Replacement Product in the amount equal to all milestone payments actually paid with respect to the Original Product prior to termination of development thereof.

         By way of illustration, assume that for a given Selected Disease, where each Therapeutic Product treats or prevents the Selected Disease through the same Biological Pathway:

         (i) In Year 1:

         (1) Therapeutic Product 1, a Direct Gene Expression Product Type 1, reaches Event 1,

         (2) Therapeutic Product 2, a Direct Gene Expression Product Type 2, reaches Event 1, and

         (3) Therapeutic Product 3, a Drug Product Type 2, reaches Events 1 and
2.

                       [CONFIDENTIAL TREATMENT REQUESTED]


         (ii) In Year 2:

         (1) Roche terminates the development of Therapeutic Product 1,

         (2) Therapeutic Product 2 reaches Event 2,

         (3) Therapeutic Product 3 reaches Event 3, and

         (4) Therapeutic Product 4, a Direct Gene Expression Product Type 1, reaches Events 1 and 4.

                       [CONFIDENTIAL TREATMENT REQUESTED]


         (iii) In Year 3:

         (1) Roche terminates the development of Therapeutic Product 2,

         (2) Therapeutic Product 3 reaches Events 4 and 5, and

         (3) Therapeutic Product 4 reaches Event 5.

                       [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

         (d) Diagnostic Product. Roche shall pay to deCODE the following nonrefundable payments within thirty (30) days after the occurrence of the following events ("Event") with respect to Diagnostic Products for each Selected
Disease:


[CONFIDENTIAL TREATMENT REQUESTED]


         Roche will make each of such payments under this Section 8.2(d) only once with respect to each Selected Disease, for the first occurrence of a respective Event with the first Diagnostic Product to reach such Event with respect to such Selected Disease.

         8.3 Royalties.

         (a) Royalty Rates Paid by Roche. For a given Roche Product, during the Royalty Term for the Roche Product, Roche shall pay to deCODE a royalty on Net Sales of the given Roche Product, on a country-by-country basis, at the following rates as set forth in Table II:

[CONFIDENTIAL TREATMENT REQUESTED]




         (b) Royalty Rates Paid by deCODE.


         (i) For a given deCODE Product other than an Abandoned Product or a Reverted Product, during the Royalty Term for the deCODE Product, deCODE shall pay to Roche a royalty of [CONFIDENTIAL TREATMENT REQUESTED] on Net Sales of the given deCODE Product, on a country-by-country basis, [CONFIDENTIAL TREATMENT REQUESTED] of the Sublicensing Income received by deCODE from its sublicensees with respect to the given deCODE Product.

         (ii) For a given deCODE Product that is an Abandoned Product, during the Royalty Term for the Abandoned Product, deCODE shall pay to Roche a royalty on Net Sales of the given Abandoned Product, on a country-by-country basis, at the following rates as set forth in Table III:


[CONFIDENTIAL TREATMENT REQUESTED]



         If for a given deCODE Product that is an Abandoned Product, deCODE licenses rights to such Abandoned Product to a Third Party in a given country, then during the Royalty Term for the Abandoned Product deCODE shall pay to
Roche:

(1) [CONFIDENTIAL TREATMENT REQUESTED] of the Sublicensing Income received by deCODE from its sublicensees in the given country with respect to the given Abandoned Product that is a Drug Product Type 1 or Type 2, (2) [CONFIDENTIAL TREATMENT REQUESTED] of the Sublicensing Income received by deCODE from its sublicensees in the given country with respect to the a given Abandoned Product that is a Direct Gene Expression Product Type 1 or Type 2, and (3) [CONFIDENTIAL TREATMENT REQUESTED] of the Sublicensing Income received by deCODE from its sublicensees in the given country with respect to the given Abandoned Product that is a Diagnostic Product.

         Notwithstanding the above, the royalties otherwise due under this
Section 8.3(b)(ii) to Roche for Abandoned Products other than a Diagnostic Product shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED] if such Abandoned Product was not the subject of an IND Filing by Roche, its Affiliate or sublicensee prior to the date Roche gives notice of such abandonment.

         (iii) For a given deCODE Product that is a Reverted Product, if such Reverted Product is (1) a Therapeutic Product which, at the time of the effective date of termination was the subject of an IND Filing by Roche, its Affiliate or sublicensee, or (2) a Diagnostic Product, then during the Royalty Term for the Reverted Product, deCODE shall pay to Roche a royalty on Net Sales of the given Reverted Product, on a country-by-country basis, at the following rates as set forth in Table IV:

[CONFIDENTIAL TREATMENT REQUESTED]



         If for a given deCODE Product that is a Reverted Product, where such Reverted Product is (1) a Therapeutic Product which, at the time of the effective date of termination was the subject of an IND Filing by Roche, its Affiliate or sublicensee, or (2) a Diagnostic Product, deCODE licenses rights to such Reverted Product to a Third Party in a given country, then during the Royalty Term for the Reverted Product deCODE shall pay to Roche: (1) [CONFIDENTIAL TREATMENT REQUESTED] of the Sublicensing Income received by deCODE from its sublicensees in the given country with respect to the given Reverted Product that is a Drug Product Type I or Type II, and (2) [CONFIDENTIAL TREATMENT REQUESTED] of the Sublicensing Income received by deCODE from its sublicensees in the given country with respect to the given Reverted Product that is a Diagnostic Product.

         8.4 Royalty Reductions.


         (a) Reductions for no Valid Claim.

         (i) Reduction for Roche. The royalties otherwise due under Section 8.3(a) shall be reduced, on a country-by-country basis, by [CONFIDENTIAL TREATMENT REQUESTED] with respect to a given Roche Product in a given country if Roche's (i) making, having made or using Disease Genes and Validated Targets to make, have made, use, offer for sale, sell and import the Roche Product, or (ii) making, having made, using, offering for sale, selling or importing the Roche Product, is not claimed by a deCODE Patent Valid Claim or a Roche Patent Valid Claim in such country.

         (ii) Reduction for deCODE. The royalties or percentage of Royalty Sublicensing Income otherwise due under Section 8.3(b) shall be reduced, on a country-by-country basis, by [CONFIDENTIAL TREATMENT REQUESTED] with respect to a given deCODE Product in a given country if, deCODE's (i) making, having made or using Disease Genes and Validated Targets to make, have made, use, offer for sale, sell and import the deCODE Product, and (ii) making, having made, using, offering for sale, selling or importing the deCODE Product is not claimed by a Roche Patent Valid Claim of a Roche Patent solely owned by Roche in such country.

         (b) Reduction for Generic Competition.

         (i) By Roche. Roche may reduce the royalties otherwise due under
Section 8.3(a), on a country-by-country basis, by [CONFIDENTIAL TREATMENT REQUESTED] with respect to a given Roche Product in a given country if, in such country, in any calendar quarter, one or more Third Parties markets a product ("Third Party Product") having as a pharmaceutically active ingredient the same Compound as the Roche Product, or its salt, where (1) the manufacture, use or sale of such Third Party Product is not claimed by a deCODE Patent Valid Claim of an issued deCODE Patent or a Roche Patent Valid Claim of an issued Roche Patent in such country, and (2) such Third Party Product(s), in aggregate, have at least [CONFIDENTIAL TREATMENT REQUESTED] of the aggregate unit volume of sales for such Roche Product and such Third Party Product in any calendar year in such country, as measured by IMS published data or such other index as the Parties may agree upon.

         (ii) By deCODE. deCODE may reduce the royalties or percentage of Royalty Sublicensing Income otherwise due under Section 8.3(b), on a country-by-country basis, by [CONFIDENTIAL TREATMENT REQUESTED] with respect to a given deCODE Product in a given country if, in such country, in any calendar quarter, one or more Third Parties markets a Third Party Product having as a pharmaceutically active ingredient the same

Compound as the deCODE Compound, or its salt, where (1) the manufacture, use or sale of such Third Party Product is not claimed by a in a deCODE Patent Valid Claim of an issued deCODE Patent or a Roche Patent Valid Claim of an issued Roche Patent in such country, and (2) such Third Party Product(s), in aggregate, have at least [CONFIDENTIAL TREATMENT REQUESTED] of the aggregate unit volume of sales for such deCODE Product and such Third Party Product in any calendar year in such country, as measured by IMS published data or such other index as the Parties may agree upon.

         (c) Third Party Royalties. If, for a given Product in a given country, a Party believes that the making, having made, using, offering for sale, selling or importing the given Product in the given country would represent a significant risk of infringement of a Third Party Patent, the Party shall notify the other Party in writing, and the Parties will in good faith discuss the need to obtain a license from the Third Party ("Third Party License"). If the Parties fail to agree as to the need for such Third Party License, the Parties will submit the matter to patent counsel acceptable to both Parties for a legal opinion about the need to obtain such Third Party License. The Parties will [CONFIDENTIAL TREATMENT REQUESTED] the costs associated with such legal opinion.

         If the Parties agree on the need for the Third Party License, or if patent counsel provides reasons as to why the making, having made, offering for sale, selling or importing of the given Product in the given country would represent a significant risk of infringement of the Third Party Patent, the Party may reduce the royalties or percentage of Royalty Sublicensing Income otherwise due under Section 8.3 for the given Product by an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of the royalties and payments paid by the Party to such Third Party under the Third Party License.

         Notwithstanding the above, for a given Product, in no event shall such reduction apply to a Third Party License from a Collaborator where the Third Party License results from a collaboration having as its subject the Product.

         (d) Limit of Reductions to Royalties. Notwithstanding anything to the contrary, a Party may not reduce the royalties or percentage of Royalty Sublicensing Income due to the other Party for any calendar quarter on account of any reductions in royalties or percentage of Royalty Sublicensing Income provided for in this Section 8.4 by an amount which would reduce the amount of royalties or the amount of Royalty Sublicensing Income, as the case may be, otherwise due under Section 8.3 by more than [CONFIDENTIAL TREATMENT REQUESTED]. Any amount of reductions in royalties or percentage of Royalty Sublicensing Income which exceed the foregoing limits for a given calendar quarter may be applied by the Party in subsequent calendar quarters, subject again to the foregoing limitations. The limitations to the royalty and Royalty Sublicensing Income reductions provided in this Section 8.4 shall not apply against additional credits or reductions or deductions under any other Sections of this Agreement.

         8.5 Obligation to Pay Royalties.

         (a) Sales among Roche and its Affiliates and Sublicensees. The obligation to pay royalties to deCODE under Section 8.3 is imposed only once with respect to the same unit of Roche Product, regardless of the number of deCODE Patents pertaining thereto. There shall be no obligation to pay royalties to deCODE under Section 8.3 on sales of Roche Products among Roche and its Affiliates and its sublicensees, but in such instances the obligation to pay royalties shall arise only upon the sale by Roche, its Affiliates or its sublicensees to Third Parties (other than sublicensees of Roche).

         (b) Sales among deCODE and its Affiliates. The obligation to pay royalties to Roche under Section 8.3 is imposed only once with respect to the same unit of deCODE Product, regardless of the number of Roche Patents pertaining thereto. There shall be no obligation to pay royalties on Net Sales or a percentage of Royalty Sublicensing Income to Roche under Section 8.3 on sales of deCODE Products among deCODE and its Affiliates and its sublicensees, but in such instances the obligation to pay royalties on Net Sales shall arise only upon the sale by deCODE or its Affiliates to Third Parties (other than sublicensees of deCODE) and the obligation to pay a percentage of Royalty Sublicensing Income shall arise only upon the sale by deCODE's sublicensees to Third Parties.

         8.6 Roche Supply Obligation. During the Royalty Term, Roche shall provide quantities of Roche Products necessary or required by the persons who are both citizens and residents of Iceland for the prevention, diagnosis and/or treatment of the Diseases at no charge.

         8.7 Barred Royalties. If the royalties set out in this Section 8, after giving effect to all reductions and credits to such royalties allowable under this Agreement, are higher than the maximum royalties permitted by the law or regulations of a given country, the royalty payable for such country shall be equal to the maximum permitted under such law or regulations.


         9. PAYMENTS AND REPORTS.


         9.1 Payment. Except as otherwise provided in this Agreement, all royalties on Net Sales of Roche Products shall be calculated quarterly as of [CONFIDENTIAL TREATMENT REQUESTED] (each as being the last day of a [CONFIDENTIAL TREATMENT REQUESTED]) and shall be paid by Roche within sixty (60) days after the end of each [CONFIDENTIAL TREATMENT REQUESTED] for which such Net Sales are calculated. Each such payment shall be accompanied by a statement, Product-by-Product and country-by-country, of the amount of Net Sales during such calendar quarter and the amount of royalties due on such Net Sales.

Except as otherwise provided in this Agreement, all royalties on Net Sales of deCODE Products and the amount of Sublicensing Income due shall be calculated quarterly as of March 31, June 30, September 30 and December 31 (each as being the last day of a calendar quarter) and shall be paid by deCODE within sixty
(60) days after the end of each calendar quarter for which such Net Sales or Sublicensing Income are calculated. Each such payment shall be accompanied by a statement, Product-by-Product and country-by-country, of the amount of Net Sales, the amount of royalties due on such Net Sales, or the amount of Sublicensing Income due, as the case may be.

         9.2 Mode of Payment. A Party shall make all payments required under this Agreement as directed by the other Party from time to time in United States Dollars or such other currency as the Parties may mutually agree.

         (a) For Roche and its Affiliates. For Roche and its Affiliates, whenever for the purpose of calculating royalty conversion from any foreign currency shall be required, such conversion shall be made as follows: when calculating the Adjusted Gross Sales, the amount of such sales in foreign currencies shall be converted into Swiss Francs as computed in the central Roche's Swiss Francs Sales Statistics for the countries concerned, using the average monthly rate of exchange at the time for such currencies as retrieved from the Reuters System; and when calculating the royalties on Net Sales, such conversion shall be at the average rate of the Swiss Franc to the Dollar, as retrieved from the Reuters System for the applicable [CONFIDENTIAL TREATMENT REQUESTED].

         (b) For a Sublicensee of Roche in a Country. For a sublicensee of Roche, whenever for the purpose of calculating royalty conversion from any foreign currency shall be required, such conversion shall be made as follows: when calculating the Adjusted Gross Sales, the amount of such sales shall be reported by the sublicensee to Roche within thirty (30) days from the end of the [CONFIDENTIAL TREATMENT REQUESTED], after having converted each applicable monthly sales in foreign currency into the Dollar using the average rates of exchange published in The Wall Street Journal (or some other source agreed upon in writing by the Parties for the country) for each respective month of the applicable [CONFIDENTIAL TREATMENT REQUESTED].

         (c) For deCODE and its Affiliates. For deCODE and its Affiliates, whenever for the purpose of calculating royalty conversion from any foreign currency shall be required, such conversion shall be made as follows: when calculating the Adjusted Gross Sales and Net Sales, the amount of such sales in foreign currencies shall be converted into Dollars, as computed for the country concerned using the average monthly rate of exchange listed in The Wall Street Journal (or some other source agreed upon in writing by the Parties for the country) for each applicable month of the applicable calendar quarter.

         (d) For a Sublicensee of deCODE in a Country. For a sublicensee of deCODE, the Sublicensing Income shall be calculated by conversion of such amount from the currency in which it was paid to deCODE into Dollars as computed for the country concerned using the average monthly rate of exchange listed in The Wall Street Journal (or some other source agreed upon in writing by the Parties for the country) for each applicable month of the applicable calendar quarter.

         9.3 Records Retention. Each Party shall keep, and require its Affiliates and sublicensees to keep, full, true and accurate books of account in accordance with generally accepted accounting principles, consistently applied ("Books of Account") containing all particulars that may be necessary for the purpose of calculating all royalties and Sublicensing Income payable to the other Party under this Agreement for a period of three calendar (3) years after the end of the calendar year in which such sales occurred. Such Books of Account shall be kept at the principal place of business of the Party, its Affiliates or its sublicensees, as the case may be.

         9.4 Audit Request.

         (a) By deCODE. At deCODE's expense, deCODE or its authorized independent public accountant has the right to engage Roche's independent public accountant to perform, on behalf of deCODE or its independent public accountant, an audit, conducted in accordance with generally accepted auditing standards in the USA, of such Books of Account of Roche, its Affiliates and sublicensees that are deemed necessary by Roche's independent public accountants to report on Adjusted Gross Sales and Net Sales of the Roche Products for the period or periods requested by deCODE. Results of any such examination shall be made available to both Parties. deCODE or its authorized independent public accountant shall have the right to review the reports prepared by Roche's independent public accountant and make inquiries of Roche's independent public accountant regarding such reports.

         Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to Books of Account covering any specific period of time, upon at least thirty (30) working days' prior written notice, and shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with Roche's normal business activities.

         All Books of Account referred to under this Section 9.4(a) shall be used only for the purpose of verifying royalty statements or compliance with this Agreement and (ii) shall be treated by deCODE as Confidential Information under Section 13.

         The failure of deCODE to request verification of any royalty calculation during the period under Section 9.3 when Books of Account have to be retained shall be considered acceptance of the accuracy of such reporting.

         In the event that such audit shall indicate that in any calendar year the royalties which should have been paid by Roche are greater than those which were actually paid by Roche, then Roche shall promptly pay the underpaid amount to deCODE and, if the royalties which should have been paid by Roche are at least five percent (5%) greater than those which were actually paid by Roche, then Roche shall also reimburse deCODE for the reasonable cost of such audit. In the event that such audit shall indicate that in any calendar year the royalties which were actually paid by Roche are greater than those which should have been paid, then, at Roche's option, deCODE shall promptly reimburse to Roche the overpaid amount or Roche shall deduct the overpaid amount from the next royalty payment to be paid deCODE.

         (b) By Roche. At Roche's expense, Roche or its authorized independent public accountant has the right to engage deCODE's independent public accountant to perform, on behalf of Roche or its independent public accountant, an audit, conducted in accordance with generally accepted auditing standards in the USA, of such Books of Account of deCODE, its Affiliates and sublicensees that are deemed necessary by deCODE's independent public accountants to report on Adjusted Gross Sales, Net Sales and Sublicensing Income of the deCODE Products for the period or periods requested by Roche. Results of any such examination shall be made available to both Parties. Roche or its authorized independent public accountant shall have the right to review the reports prepared by deCODE's independent public accountant and make inquiries of deCODE's independent public accountant regarding such reports.

         Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to Books of Account covering any specific period of time, upon at least thirty (30) working days' prior written notice, and shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with deCODE's normal business activities.

         All Books of Account referred to under this Section 9.4(b) shall be used only for the purpose of verifying royalty statements or compliance with this Agreement and (ii) shall be treated by Roche as Confidential Information under Section 13.

         The failure of Roche to request verification of any royalty calculation during the period under Section 9.3 when Books of Account have to be retained shall be considered acceptance of the accuracy of such reporting.

         In the event that such audit shall indicate that in any calendar year the royalties which should have been paid by deCODE are greater than those which were actually paid by deCODE, then deCODE shall promptly pay the underpaid amount to Roche and, if the royalties which should have been paid by deCODE are at least five percent (5%) greater than those which were actually paid by deCODE, then deCODE shall also reimburse Roche for the reasonable cost of such audit. In the event that such audit shall indicate that in any calendar year the royalties which were actually paid by deCODE are greater than those which should have been paid, then, at deCODE's option,

Roche shall promptly reimburse to deCODE the overpaid amount or deCODE shall deduct the overpaid amount from the next royalty payment to be paid Roche.

         9.5 Taxes. All amounts owing to a Party ("owed Party") specified in this Agreement shall be paid by the other Party ("paying Party") net of all applicable taxes, fees, and other charges excluding only taxes on the paying Party's income. In particular, any tax required to be withheld by a paying Party under the laws of any country for the account of the Owed Party ("Withholding Taxes"), shall be promptly paid by the paying Party for and on behalf of the owed Party to the appropriate governmental authority, and the paying Party shall furnish the owed Party with proof of payment of such tax. Any such tax actually paid on the owed Party's behalf shall be deducted from royalty payments due the owed Party. The Paying Party will reasonably assist the owed Party in minimizing the Withholding Taxes applicable to any payment made by the paying Party and in claiming tax refund at the owed Party's request.

         9.6 Blocked Currency. In each country where the local currency is blocked by applicable law and cannot be removed from such country, royalties accrued in that country shall be paid to the owed Party in such country in local currency by deposit in a local bank designated by the owed Party.

         9.7 Interest on Late Payments. Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable law, at the [CONFIDENTIAL TREATMENT REQUESTED] from time to time, or such other index as the Parties may agree in writing, [CONFIDENTIAL TREATMENT REQUESTED], calculated in the number of days such a payment is overdue.

         9.8 Mechanism for Adjustment to Royalties. For the first calendar quarter of each calendar year during the term of this Agreement, a Party shall be entitled to deduct from the royalties owed to the other Party for that quarter any reductions, deductions or credits on royalties allowed under this Agreement during the previous calendar year provided the Party did not otherwise previously take such reductions or credits. In the event that any reductions, deductions or credits otherwise allowable to a Party in the last calendar year during the term of the Agreement have not been fully utilized by such Party upon the expiration of this Agreement, then the other Party shall reimburse such Party for the allowable amount.

         10.  OWNERSHIP; PATENTS.


         10.1 Ownership.

         (a) Technical Information. Except as otherwise provided in this Agreement, this Agreement does not grant either Party any rights in or to Technical Information, or any Patents related thereto, owned or controlled by the other Party.

         (b) Inventions. deCODE shall solely own deCODE Inventions and resulting Patents. Roche shall solely own Roche Inventions and resulting Patents. The Parties shall jointly own Joint Inventions and resulting Patents. The determination of inventorship shall be made in accordance with the patent laws of the relevant countries of the Territory.

         10.2 Patent Filing, Maintenance and Prosecution Regarding Inventions.

         (a) Disclosure. As soon as a Party concludes that an Invention has been made, it shall promptly inform the Steering Committee, and provide a summary of the Invention. Should a Party be faced with a possible loss of rights in a Major Country, such communication may take place promptly after filing a priority patent application for the Invention.

         (b) Filing.

         (i) deCODE Inventions and Roche Inventions. For deCODE Inventions and Roche Inventions, the Party owning the Invention shall have the first right of election to prepare and file a priority patent application for the Invention, at its own cost. Should the Party owning the Invention elect not to prepare and/or file any such patent application, it shall (i) provide the other Party with written notice as soon as reasonably possible after making such election but in any event no later than sixty (60) days before the other Party would be faced with a possible loss of rights in a Major Country, (ii) give the other Party the right, at the other Party's election and sole expense, to prepare and file the priority application, and (iii) offer reasonable assistance to the other Party in connection with such preparation and filing at no cost to the other Party except for reimbursement of reasonable out-of-pocket expenses incurred by the Party owning the Invention in rendering such assistance.

         The filing Party shall perform corresponding foreign filings at its own cost, after having discussed the countries for foreign filings with the non-filing Party within nine (9) months after the priority filing. Should the Parties not agree on the countries for foreign filings, either Party will have the right to file the subject of the priority application in the name of both Parties in any country of its own choice at its own cost in any country where the Parties do not agree as to filing.

         (ii) Joint Inventions. For Joint Inventions, the Parties shall consult and agree upon (i) which Party shall have the first right of election to prepare and file a priority patent application for the Joint Invention, in the name of both Parties, and (ii) sharing of costs.

         The Party having the first right of election may elect to prepare and file any such patent application at its own cost. Notwithstanding anything to the contrary, if the Parties agreed to share costs, the non-filing Party shall reimburse the filing Party in an amount equal to one-half of the reasonable out-of-pocket expenses incurred by the filing Party in preparing and filing such patent application, within thirty (30) days after receipt of an itemized invoice from the filing Party.

         Should the Party having the first right of election elect not to prepare and/or file any such patent application, it shall (i) provide the other Party with written notice as soon as reasonably possible after making such election but in any event no later than sixty (60) days before the other Party would be faced with a possible loss of rights in a Major Country, (ii) give the other Party the right, at the other Party's election and sole expense, to prepare and file the priority application in the name of both Parties, and (iii) offer reasonable assistance to the other Party in connection with such preparation and filing at no cost to the other Party except for reimbursement of reasonable out-of-pocket expenses incurred by the Party owning the Invention in rendering such assistance.

         The filing Party shall perform corresponding foreign filings, at its own cost and in the name of both Parties, after having discussed the countries for foreign filings with the non-filing Party within nine (9) months after the priority filing. Notwithstanding anything to the contrary, for corresponding foreign filings filed in agreed upon countries, if the Parties agreed to share costs, the non-filing Party shall reimburse the filing Party in an amount equal to one-half of the reasonable out-of-pocket expenses incurred by the filing Party in preparing and filing such corresponding foreign filings, within thirty
(30) days after receipt of an itemized invoice from the filing Party. Should the Parties not agree on the countries for foreign filings, either Party will have the right to file the subject of the priority application in the name of both Parties in any country of its own choice at its own cost in any country where the Parties do not agree as to filing.

         (c) Prosecution and Maintenance.

         (i) deCODE Inventions and Roche Inventions. The filing Party shall prosecute and reasonably maintain applications filed under Section 10.2(b)(i) and patents resulting therefrom at its own expense. On request of the filing Party, the non-filing Party will cooperate in all reasonable ways in connection with the prosecution and maintenance of such applications and patents resulting therefrom, at the expense of the filing Party for all out-of-pocket expenses incurred by the non-filing Party as a result of such cooperation. Upon written request, the filing Party shall inform the non-filing Party of the issuance of such patent application, initiation of an appeal of a rejection of such patent application, or initiation of an interference involving or an opposition to any such patent application or patent resulting therefrom. The filing Party shall provide the non-filing Party, upon the non-filing Party's written request, with copies of substantive communications to and from patent offices regarding such patent applications and patents resulting therefrom in sufficient time before the due date for response in order to give the non-filing Party an opportunity to comment on the content thereof.

         Should the filing Party no longer wish to prosecute and/or maintain any such patent application or patent resulting therefrom, the filing Party shall
(i) provide the non-filing Party with written notice of its wish no later than sixty (60) days before the patent or patent application would otherwise become abandoned, (ii) give the non-filing Party the right, at the non-filing Party's election and sole expense (subject to the credit set forth below), to prosecute and/or maintain such patent or patent application, and (iii) offer reasonable assistance to the non-filing Party in connection with such prosecution and/or maintenance at no cost to the non-filing Party except for reimbursement of the filing Party's reasonable out-of-pocket expenses incurred by the filing Party in rendering such assistance. The non-filing Party shall be entitled to recoup one hundred percent (100%) of such Party's documented reasonable out-of-pocket expenses incurred to prosecute and/or maintain such patents and/or patent applications by taking a credit against any royalty payment otherwise due, as shown on the Net Sales statement provided under Section 9.1, up to a maximum credit, when combined with the credit provided pursuant to Section 10.2(c)(ii), in any given calendar quarter equal to twenty-five percent (25%) of such royalty payments otherwise due, until such amount has been fully credited.

         (ii) Joint Inventions. The filing Party shall prosecute and reasonably maintain applications filed under Section 10.2(b)(ii) and patents resulting therefrom.

         For a given patent application filed under Section 10.2(b)(ii), should the non-filing Party have had an obligation under Section 10.2(b)(ii) to reimburse the filing Party in an amount equal to one-half of the reasonable out-of-pocket expenses incurred by the filing Party in preparing and filing such patent application, then the non-filing Party shall reimburse the filing Party in an amount equal to one-half of the reasonable out-of-pocket expenses incurred by the filing Party in prosecuting and maintaining such application and patents resulting therefrom, within thirty (30) days after receipt of an itemized invoice from the filing Party. For a given patent application filed under
Section 10.2(b)(ii), should the non-filing Party have had no obligation under
Section 10.2(b)(ii) to reimburse the filing Party in an amount equal to one-half of the reasonable out-of-pocket expenses incurred by the filing Party in preparing and filing such patent application, then the filing Party shall prosecute and reasonably maintain such application and patents resulting therefrom at its own cost.

         On request of the filing Party, the non-filing Party will cooperate in all reasonable ways in connection with the prosecution and maintenance of such applications and patents resulting therefrom, at the expense of the filing Party for all out-of-pocket expenses incurred by the non-filing Party as a result of such cooperation. Upon written request, the filing Party shall inform the non-filing Party of the issuance of such patent application, initiation of an appeal of a rejection of such patent application, or initiation of an interference involving or an opposition to any such patent application or patent resulting therefrom. The filing Party shall provide the non-filing Party, upon the non-filing Party's written request, with copies of substantive communications to and from patent offices regarding such patent applications and patents resulting therefrom in sufficient time before the due date for response in order to give the non-filing Party an opportunity to comment on the content thereof.

         Should the filing Party no longer wish to prosecute and/or maintain any such patent application or patent resulting therefrom, the filing Party shall
(i) provide the non-filing Party with written notice of its wish no later than sixty (60) days before the patent or patent application would otherwise become abandoned, (ii) give the non-filing Party the right, at the non-filing Party's election and sole expense (subject to the credit set forth below), to prosecute and/or maintain such patent or patent application, and (iii) offer reasonable assistance to the non-filing Party in connection with such prosecution and/or maintenance at no cost to the non-filing Party except for reimbursement of the filing Party's reasonable out-of-pocket expenses incurred by the filing Party in rendering such assistance. The non-filing Party shall be entitled to recoup the percentage of such Party's documented reasonable out-of-pocket expenses incurred to prosecute and/or maintain such patents and/or patent applications as the filing Party had agreed was its share of costs relating thereto pursuant to the first paragraph of Section 10.2(b)(ii). Such amount shall be recouped by the non-filing Party by taking a credit against any royalty payment otherwise due, as shown on the Net Sales statement provided under Section 9.1, up to a maximum credit, when combined with the credit provided pursuant to Section 10.2(c)(i), in any given calendar quarter equal to twenty-five percent (25%) of such royalty payments otherwise due, until such amount has been fully credited.


11.      PATENT ENFORCEMENT AND INFRINGEMENT.

         11.1 Patent Enforcement.


         (a) Notice. Each Party shall promptly provide written notice to the other Party during the term of this Agreement of any (i) known infringement or suspected infringement of a Program Patent, (ii) institution by a Third Party of a proceeding for the purpose of revoking or holding unpatentable, invalid or unenforceable a claim of a Program Patent, or (ii) unauthorized use or misappropriation of any Program Know-How by a Third Party of which it becomes aware.

         (b) Responsible Party. For Program Patents and Program Know-How solely owned by a Party, the Party owning such Program Patent or Program Know-How shall have the first right of election to (i) initiate an infringement suit or (ii) take such appropriate action as is reasonably required to defend against such potential revoking or holding unpatentable, invalid or unenforceable a claim of a Program Patent, or (iii) take such other appropriate action as is required to restrain or otherwise prevent such known or suspected infringement or unauthorized use or misappropriation ("Responsible Party"). For Program Patents and Program Know-How jointly owned by the Parties, within thirty (30) days after written notice under Section 11.1(a), the Parties shall consult and agree upon which Party shall be the Responsible Party.

         (c) Initiation of Suit or Action. Within a period of one hundred and twenty (120) days after the Responsible Party provides or receives written notice under Section 11.1(a), the Responsible Party, in its sole discretion, shall decide whether or not to (i) initiate an infringement suit, (ii) take such appropriate action as is reasonably required to defend against such potential revoking or holding unpatentable, invalid or unenforceable a claim of a Program Patent, or (iii) take such other appropriate action as is reasonably required to restrain or otherwise prevent such known or suspected infringement or unauthorized use or misappropriation ("Suit or Action", collectively).

         If, within the one hundred and twenty (120) day period, the Responsible Party advises the other Party of a decision to initiate a Suit or Action, the Responsible Party, at its own cost, shall promptly initiate such Suit or Action and provide written notice to the other Party of such initiation.

         In the event that the Responsible Party does not advise the other Party within the one hundred and twenty (120) day period a decision to initiate such Suit or Action, or if the Responsible Party advises the other Party within the one hundred and twenty (120) day period a decision not to initiate such Suit or Action, the other Party shall thereafter have the right, at its own cost, to initiate such Suit or Action.

         The Party initiating the Suit or Action ("Initiating Party") shall provide written notice to the Responsible Party of such initiation. The Initiating Party shall keep the other Party informed of the status of any such Suit or Action and, upon the other Party's written request, shall provide the other Party with copies of all substantive documents filed in, and all substantive communications relating to such Suit or Action. If necessary, the other Party shall join as a party to the Suit or Action but shall be under no obligation to participate except to the extent such participation is required as the result of being named party to the suit or proceeding. At the Initiating Party's written request, the other Party shall offer reasonable assistance to the Initiating Party at no charge except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. Reasonable assistance shall include, without limitation, the execution of such legal papers as are reasonably necessary for the prosecution, settlement or compromise of such Suit or Action.

         Each party shall have the right to be represented in any such Suit or Action by counsel of its own choice at its own expense.

         (d) Recovery. Any recovery obtained by any Party as a result of any Suit or Action shall be applied first to reimburse each Party for all costs and expenses related to such Suit or Action, and if after such reimbursement any funds shall remain from such recovery, such remaining funds shall be allocated [CONFIDENTIAL TREATMENT REQUESTED] to the Party instituting such Suit or Action, and [CONFIDENTIAL TREATMENT REQUESTED] to the other Party, but in no event shall the other Party be entitled to receive more than the amount of royalties such other Party would have received if the infringing Third Party's sales were deemed to be Net Sales under this Agreement.

         (e) Settlement. Neither Party shall settle or compromise any such Suit or Action in a manner which would restrict the scope or enforceability of any Program Patent or Program Know-How jointly owned by the Parties without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

         11.2 Notice of Certification. Notwithstanding anything to the contrary in Section 11.1, for a Program Patent claiming the making, having made, using, offering for sale, selling or importing of a Product, should either Party receive a certification from a Third Party under the "Drug Price Competition and Patent Term Restoration Act of 1984" (Public Law 98-417), as amended, or its comparable law in a country other than the USA, then such Party shall immediately give written notice to the other Party of such certification. The Responsible Party shall have twenty-one (21) days from the date such Party received the certification to initiate suit. In the event the twenty-one (21) day period expires without the Responsible Party having initiated a suit, the other Party shall have the right, but not the obligation, to immediately bring suit against the Third Party that filed the certification. If either Party initiates a suit within the forty-five (45) day period, it will immediately notify the other Party.

         11.3 Infringement Actions by Third Parties. Each Party shall promptly notify the other Party in the event that a Third Party at any time provides written notice to, or commences an action, suit or proceeding against such Party or such Party's Affiliates or sublicensees accusing infringement of patent rights or unauthorized use or misappropriation of its technology owned or controlled by such Third Party, based on an assertion or claim arising out of
(i) Roche's, its Affiliate's or its sublicensees making, having made, using, offering for sale, selling or importing Roche Products in the Territory under deCODE Know-How or deCODE Patents, including, without limitation, the making, having made, or using of Candidate Genes or Validated Targets under deCODE Patents or deCODE Know-How by Roche, its Affiliates or its Collaborators to research and/or develop Roche Products; (ii) deCODE's, its Affiliate's or its sublicensees making, having made, using, offering for sale, selling or importing deCODE Products in the Territory under Roche Know-How or Roche Patents, including, without limitation, the making, having made, or using of Candidate Genes or Validated Targets under Roche Patents or Roche Know-How by deCODE, its Affiliates or its Collaborators to research and/or develop deCODE Products; (iii) either Party's fulfilling its obligations under any and all Research Programs under this Agreement. The accused Party shall defend, settle or compromise such action, suit or proceeding at its own discretion and at its own cost; provided, however, that at the accused Party's written request, the other Party shall offer reasonable assistance to the accused Party at no charge except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. Reasonable assistance shall include, without limitation, the execution of such legal papers as are reasonably necessary for the defense, settlement or compromise of such action, suit or proceeding. Each party shall have the right to be represented in any such action, suit or proceeding by counsel of its own choice at its own expense.


12.      INDEMNIFICATION.

         12.1 Research Activities. Each Party agrees to indemnify, defend and hold the other Party, its Affiliates and its sublicensees, if any, and their respective directors, officers, employees and agents, harmless from and against any and all liabilities, damages, losses, or reasonable costs and expenses (including the reasonable fees of attorneys and other professionals) (collectively "Claims") arising out of the activities of the indemnifying Party in the conduct of any Research Program, except to the extent such Claims arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of the other Party, its Affiliates, or its sublicensees, if any, and their respective directors, officers, employees and agents.

         12.2 Product Liability. Each Party shall indemnify, defend and hold the other Party, its Affiliates and its sublicensees, if any, and their respective directors, officers, employees and agents, harmless from and against any and all Claims arising out of the manufacture, use, distribution or sale of any Product by the indemnifying Party, its Affiliates or its sublicensees due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, the indemnifying Party, its Affiliates or its sublicensees, if any, and their respective directors, officers, employees and agents, except, in each case, to the extent such Claims are due to the negligence, recklessness or wrongful intentional acts or omissions of the other Party, its Affiliates or its sublicensees, if any, and their respective directors, officers, employees and agents.

         12.3 Notice. In the event that either Party is seeking indemnification under Section 12.1 or 12.2, such Party shall inform the indemnifying Party of a Claim as soon as reasonably practicable after it receives notice of the Claim, shall permit the indemnifying Party to assume direction and control, at its expense, of the defense of the Claim (including the sole right to settle the claim at the sole discretion of the indemnifying Party, provided that such settlement does not impose any material financial obligation on the indemnified Party), and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the Claim. The indemnified Party may, at its option and expense, be represented in the defense of the Claim by counsel of its own choice.


13.      PUBLICATION; NON-DISCLOSURE.

         13.1 Publication.

         (a) Manuscript. Both Parties recognize that each may wish to publish the results of their scientific work relating to the Research Programs. However, both Parties also recognize the importance of acquiring patent protection and of maintaining Confidential Information as proprietary. Consequently, subject to any applicable laws or regulations obligating either Party to do otherwise, any proposed publication or oral presentation by either Party shall comply with this
Section 13.1. At least ninety (90) days before a manuscript is to be submitted to a publisher, the publishing Party will provide the chairperson and secretary of the Steering Committee with a copy of the manuscript]. If the publishing Party wishes to make an oral presentation, it will provide the other Party ("Reviewing Party") with a copy of the abstract (if one is submitted) at least forty (40) days before it is to be submitted. The publishing Party will also provide to the Reviewing Party a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least forty (40) days before the presentation is made.

         (b) Review of Manuscript. The Reviewing Party in good faith will review the manuscript, abstract, text or any other material provided under Section 13.1(a) ("Proposed Publication") to determine whether the Proposed Publication
(i) contains an Invention for which the Reviewing Party desires patent protection or (ii) could reasonably be expected to have a material adverse effect on the commercial value of any Confidential Information that the Reviewing Party reasonably wishes to have remain proprietary. The Reviewing Party will notify (each, a "Withdrawal Notice") the publishing Party within thirty (30) days of receipt of the Proposed Publication if the Reviewing Party, in good faith, determines that the Proposed Publication (i) contains an Invention for which the Reviewing Party desires patent protection or (ii) could reasonably be expected to have a material adverse effect on the commercial value of any Confidential Information that the Reviewing Party reasonably wishes to have remain proprietary.

         (c) Delay or Withdrawal. If the Reviewing Party provides a Withdrawal Notice that the Proposed Publication (i) contains an Invention for which the Reviewing Party desires patent protection, the publishing Party shall delay its publication or presentation for a period of ninety (90) days from the date of such Withdrawal Notice, extendible upon mutual agreement, to allow for the filing of a priority patent application claiming the Invention. If the Reviewing Party provides a Withdrawal Notice that the Proposed Publication could reasonably be expected to have a material adverse effect on the commercial value of any Confidential Information that the Reviewing Party reasonably wishes to have remain proprietary, the Reviewing Party shall recommend changes it reasonably believes necessary to preserve the Confidential Information as proprietary. If the Proposed Publication contains Confidential Information that was disclosed by the Reviewing Party to the publishing Party under this Agreement, the publishing Party shall incorporate such recommended changes. For all other Confidential Information, the Parties will consult in good faith and agree on mutually acceptable modifications to the Proposed Publication to avoid disclosure of such Confidential Information.

         13.2 Non-Disclosure and Non-use; Exceptions. During the term of this Agreement and for five (5) years thereafter, a Receiving Party shall (i) treat Confidential Information provided by a Disclosing Party under this Agreement as it would treat its own Confidential Information of a similar nature and take all reasonable precautions not to disclose such Confidential Information to third parties except Affiliates or potential sublicensees who agree to be bound by the same terms and conditions as found in this Section 13, without the Disclosing Party's prior written authorization and (ii) not use such Confidential Information for other than fulfilling its obligations under this Agreement. The provisions of this Section 13.2 shall not apply to such Confidential Information which the Receiving Party can demonstrate by competent written proof:

         (a) was known or used by the Receiving Party or its Affiliates prior to the date of disclosure to the Receiving Party or its Affiliates by the Disclosing Party; or

         (b) either before or after the date of the disclosure to the Receiving Party or its Affiliates, is lawfully disclosed to the Receiving Party or its Affiliates by a third party rightfully in possession of such Confidential Information and not under an obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

         (c) either before or after the date of the disclosure to the Receiving Party or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or its Affiliates, but such inapplicability applies only after such Confidential Information is published or becomes generally known; or

         (d) is independently developed by the Receiving Party or its Affiliates without reference to or reliance upon Confidential Information of the Disclosing Party or its Affiliates; or

         (e) is required to be disclosed by the Receiving Party, its Affiliates or its sublicensees to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations; provided, however, the Receiving Party, its Affiliate or sublicensee provides prior written notice of such disclosure to the Disclosing Party or its Affiliates and, to the extent practicable, takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

         13.3 Authorized Disclosure. The provisions of Section 13.2 shall not prevent either Party from (i) preparing, filing, prosecuting or maintaining patent applications or patents related to an Invention or a Product, or (ii) disclosing Confidential Information to persons working on behalf of the Receiving Party or to governmental agencies, to the extent the Receiving Party reasonably believes it is required or desirable to secure government approval for the development or marketing of a Product, or (iii) upon imminent Registration of a Product in a country, disclosing Confidential Information to the extent reasonably necessary to promote the use and sale of the Product in the country.

         13.4 Injunctive Relief. The Parties acknowledge that monetary damages alone may not adequately compensate the Disclosing Party in the event of a breach by the Receiving Party of this Section 13, and that, in addition to all other remedies available to the Disclosing Party at law or in equity, it may be entitled to injunctive relief for the enforcement of its rights under this
Section 13 and to an accounting of profits made during the period of any breach of the Receiving Party's obligations under this Section 13.

         13.5 Third Parties. Unless otherwise agreed to in writing, each Party shall require all Third Parties, including consultants, Collaborators, subcontractors, sublicensees or agents involved in fulfilling its obligations under this Agreement, to be bound by the same terms and conditions as found in this Section 13.


14.      TERM; TERMINATION.

         14.1 Term; Expiration. This Agreement shall commence as of the Effective Date and, unless sooner - terminated as provided hereunder, shall expire as follows:

         (a) As to each Roche Product in each country in the Territory, this Agreement shall expire upon the expiration of the Royalty Term with respect to such Roche Product in such country.

         (b) As to each deCODE Product in each country in the Territory, this Agreement shall expire upon the expiration of the Royalty Term with respect to such deCODE Product in such country.

         (c) This Agreement shall expire in its entirety upon the termination of the Royalty Term with respect to all Roche Products and all deCODE Products throughout the Territory.

         14.2 Effect of Expiration.


         (a) Following expiration of the term of this Agreement with respect to a Roche Product in a country in the Territory pursuant to Section 14.1(a), Roche shall have the fully-paid, royalty-free, perpetual right and license to continue to make, have made, use, offer for sale, sell and import such Roche Product in such country. Following expiration of the term of this Agreement in its entirety with respect to all Roche Products pursuant to Section 14.1(c), Roche shall have the fully-paid, worldwide, royalty-free, perpetual right and license to continue to make, have made, use, offer for sale, sell and import all Roche Products in the Territory.

         (b) Following expiration of the term of this Agreement with respect to a deCODE Product in a country in the Territory pursuant to Section 14.1(b), deCODE shall have the fully-paid, royalty-free, perpetual right and license to continue to make, have made, use, offer for sale, sell and import such deCODE Product in such country. Following expiration of the term of this Agreement in its entirety with respect to all deCODE Products pursuant to Section 14.1(c), deCODE shall have the fully-paid, worldwide, royalty-free, perpetual right and license to continue to make, have made, use, offer for sale, sell and import all deCODE Products in the Territory.

         14.3 Termination Without Cause. -

         (a) During the Research Term. During the Research Term, subject to Sections 14.5, 14.6, 14.7 and 14.8, neither Party may terminate this Agreement for any reason.

         (b) After the Research Term.

         (i) By Roche. Subject to Section 14.8, commencing at the end of the Research Term, at any time during the term of this Agreement, Roche may, for any reason, without affecting or altering Roche's other obligations under this Agreement, terminate all rights and licenses by deCODE to Roche under this Agreement by giving six (6) month's prior written notice to deCODE. In such event deCODE shall be entitled to continue to exercise the rights granted to it under this Agreement. The effective date of such termination shall be the date six (6) months after Roche provides such written notice to deCODE. After the effective date of such termination, in no event shall Roche, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import any Roche Product for any Disease.

         (ii) By deCODE. deCODE may, at any time and for any reason, without affecting or altering deCODE's other obligations under this Agreement, terminate all rights and licenses by Roche to deCODE under this Agreement with respect to a Disease by giving six (6) month's prior written notice to Roche. In such event Roche shall be entitled to continue to exercise the rights granted to it under this Agreement.

The effective date of such termination shall be the date six (6) months after deCODE provides such written notice to Roche. After the effective date of such termination, in no event shall deCODE, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import any deCODE Product for any Disease.

         (c) Obligations. Termination of this Agreement by a terminating Party under Section 14.3(b) shall not release the terminating Party, or its Affiliates or sublicensees from any obligation to make payments or to pay royalties or the percentage of Sublicensing Income to the other Party under this Agreement that accrue prior to the effective date of such termination.

         (d) Inventory. In the event of termination by a Party under Section 14.3(b), the terminating Party, its Affiliates and sublicensees shall have the right for one (1) year after the effective date of such termination to sell or otherwise dispose of all Products then in its inventory, and shall pay royalties and the percentage of Sublicensing Income thereon, in accordance with the provisions of this Agreement, as though the Agreement had not terminated. After the first anniversary of the effective date of a termination by a terminating Party under Section 14.3(b), in no event shall the terminating Party, its Affiliates or sublicensees sell or otherwise dispose of a Product.

         (e) Effect of Termination Without Cause. Following any such termination of this Agreement by Roche pursuant to Section 14.3(b)(i): (i) all licenses granted by deCODE to Roche under Section 7 and any other applicable Section of this Agreement shall terminate; (ii) at deCODE's request, Roche shall transmit to deCODE all reports, information and data in the possession or control of Roche, its Affiliates or its sublicensees relating to Abandoned Products (provided that Roche has the right to make available such information to deCODE) within sixty (60) days after the date of such termination; and (iii) at deCODE's request, Roche shall assign, and shall cause its Affiliates and sublicensees to assign, to deCODE all regulatory filings and Registrations in the possession or control of Roche, its Affiliates or its sublicensees as would enable deCODE to carry on the development and/or marketing of Abandoned Products in the Territory, within sixty (60) days of such termination.

         Following any such termination of this Agreement by deCODE pursuant to
Section 14.3(b)(ii), all licenses granted by Roche to deCODE under Section 7 and any other applicable Section of this Agreement shall terminate.

         14.4 Effect of Abandonment.

         (a) Therapeutic Products for a Selected Disease.

         (i) Following a termination of this Agreement by Roche with respect to all Therapeutic Products for a Selected Disease pursuant to Section 6.3(a)(i) before obtaining a Validated Target for the Selected Disease, all licenses granted by deCODE to Roche under Section 7 and any other applicable Section of this Agreement shall terminate with respect to Therapeutic Products for such Selected Disease. At deCODE's request, within sixty (60) days after the date of such termination, Roche shall [CONFIDENTIAL TREATMENT REQUESTED].

         (ii) Following a termination of this Agreement by Roche with respect to all Therapeutic Products for a Selected Disease pursuant to Section 6.3(a)(i) after obtaining a Validated Target for the Selected Disease and prior to the first Registration in any Major Country of a Therapeutic Product for the Selected Disease, all licenses granted by deCODE to Roche under Section 7 and any other applicable Section of this Agreement shall terminate with respect to Therapeutic Products for such Selected Disease. In addition, at deCODE's request, within sixty (60) days after the date of such termination:
[CONFIDENTIAL TREATMENT REQUESTED].

         (iii) Following a termination of this Agreement by Roche with respect to all Therapeutic Products for a Selected Disease in a given Major Country pursuant to Section 6.3(a)(ii) after the first Registration in any Major Country of a Therapeutic Product for the Selected Disease, all licenses granted by deCODE to Roche under Section 7 and any other applicable Section of this Agreement shall terminate with respect to Therapeutic Products for such Selected Disease in the given Major Country. In addition, at deCODE's request, within sixty (60) days after the date of such termination: [CONFIDENTIAL TREATMENT REQUESTED].

         (b) Diagnostic Products for a Selected Disease.


         (i) Following a termination of this Agreement by Roche with respect to all Diagnostic Products for a Selected Disease pursuant to Section 6.3(b)(i) prior to the first Registration in any Major Country of a Diagnostic Product for the Selected Disease, all licenses granted by deCODE to Roche under Section 7 and any other applicable Section of this Agreement shall terminate with respect to such Diagnostic Products for such Selected Disease. In addition, at deCODE's request, within sixty (60) days after the date of such termination:
[CONFIDENTIAL TREATMENT REQUESTED].

         (ii) Following a termination of this Agreement by Roche with respect to all Diagnostic Products for a Selected Disease in a given Major Country pursuant to Section 6.3(b)(ii) after the first Registration in any Major Country of a Diagnostic Product for the Selected Disease, all licenses granted by deCODE to Roche under Section 7 and any other applicable Section of this Agreement shall terminate with respect to Diagnostic Products for such Selected Disease in the given Major Country. In addition, at deCODE's request, within sixty (60) days after the date of such termination: [CONFIDENTIAL TREATMENT REQUESTED].

         (c) Roche Product. Following a termination of this Agreement in a given country by Roche with respect to a Roche Product pursuant to Section 6.4(c) after such Roche Product was the subject of a Registration in the given country, all licenses granted by deCODE to Roche under Section 7 and any other applicable Section of this Agreement shall terminate with respect to the Roche Product in the country. In addition, at deCODE's request, within sixty (60) days after the date of such termination: [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

         14.5 Breach by Roche Other than Under Section 6.2 or 6.4.

         (a) Procedure.


         (i) Failure by Roche to comply with any of its material obligations contained in this Agreement, other than an obligation under Section 6.2 or 6.4, shall entitle deCODE to give to Roche written notice ("Default Notice") specifying the nature of the default and specifically stating that deCODE intends to terminate this Agreement in the event Roche should fail to cure the default.

         (ii) Roche shall have a period ("Cure Period") of thirty (30) days after a Default Notice to cure such default in the case of a payment default, and ninety (90) days after a Default Notice in the case of all other defaults. Such ninety (90) day period shall be extended to end one hundred and twenty
(120) days after a Default Notice, or otherwise as the Parties may agree, if Roche within sixty (60) days after such Default Notice in good faith commences and diligently continue actions to cure such default.

         (iii) If, after a Cure Period, Roche does not cure the relevant default, deCODE shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to give a written notice either:

         (1) terminating this Agreement in its entirety; or

         (2) without affecting or altering Roche's other obligations under this Agreement, terminating all rights licensed by deCODE to Roche under this Agreement, in which event deCODE shall be entitled to continue to exercise the rights granted to it under this Agreement.

         (iv) The effective date of any such termination shall be the date that Roche receives such notice pursuant to the preceding clause.

         (b) Effect of Such Breach.

         (i) If deCODE terminates this Agreement in its entirety, after the effective date of termination, in no event shall either Party, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import any Product for any Disease.

         (ii) If deCODE, without affecting or altering Roche's other obligations under this Agreement, terminates all rights licensed by deCODE to Roche under this Agreement (in which event deCODE shall be entitled to continue to exercise the rights granted to it under this Agreement), then after the effective date of such termination in no event shall Roche, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import any Roche Product for any Disease. In addition, as to any Selected Disease for which a Validated Target has been obtained, at deCODE's request, within sixty (60) days after the effective date of such termination: [CONFIDENTIAL TREATMENT REQUESTED].

         14.6 Breach of Efforts Obligation by Roche.

         (a) Therapeutic Efforts for a Disease.

         (i) If it is agreed by the Parties, or if it is resolved in accordance with Section 16.13, that Roche, within the Evidence Period provided for in
Section 6.2(a)(i), has not [CONFIDENTIAL TREATMENT REQUESTED].

         In addition, at deCODE's request, within sixty (60) days after the effective date of such termination: [CONFIDENTIAL TREATMENT REQUESTED]



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



[CONFIDENTIAL TREATMENT REQUESTED]

         (ii) If it is agreed by the Parties, or if it is resolved in accordance with Section 16.13, that Roche, within the Evidence Period provided for in
Section 6.2(a)(ii), has not [CONFIDENTIAL TREATMENT REQUESTED].

         In addition, at deCODE's request, within sixty (60) days after the effective date of such termination: [CONFIDENTIAL TREATMENT REQUESTED].

         (b) Diagnostic Products for a Disease.

         (i) If it is agreed by the Parties, or if it is resolved in accordance with Section 16.13, that Roche, within the Evidence Period provided for in
Section 6.2(b)(i), has not [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED].

         In addition, at deCODE's request, within sixty (60) days after the effective date of such termination: [CONFIDENTIAL TREATMENT REQUESTED]

         (ii) If it is agreed by the Parties, or if it is resolved in accordance with Section 16.13, that Roche, within the Evidence Period provided for in
Section 6.2(b)(ii), has not [CONFIDENTIAL TREATMENT REQUESTED].

         In addition, at deCODE's request, within sixty (60) days after the effective date of such termination: [CONFIDENTIAL TREATMENT REQUESTED]

         14.7 No Sales After Registration.

         (a) If it is agreed by the Parties, or if it is resolved in accordance with Section 16.13, that Roche, within the Evidence Period provided for in
Section 6.4(b), has not [CONFIDENTIAL TREATMENT REQUESTED].

         (b) In addition, at deCODE's request, within sixty (60) days after the date of such termination: [CONFIDENTIAL TREATMENT REQUESTED].

         14.8 Breach by deCODE.


         (a) Procedure.

         (i) Failure by deCODE to comply with any of its material obligations contained in this Agreement, shall entitle Roche to give to deCODE written notice ("Default Notice") specifying the nature of the default and specifically stating that Roche intends to terminate this Agreement in the event deCODE should fail to cure the default.

         (ii) deCODE shall have a period ("Cure Period") of thirty (30) days after a Default Notice to cure such default in the case of a payment default, and ninety (90) days after a Default Notice in the case of all other defaults. Such ninety (90) day period shall be extended to end one hundred and twenty
(120) days after a Default Notice, or otherwise as the Parties may agree, if deCODE within sixty (60) days after such Default Notice in good faith commences and diligently continue actions to cure such default.

         (iii) If, after a Cure Period, deCODE does not cure the relevant default, Roche shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to give a written notice either:

         (1) terminating this Agreement in its entirety; or

         (2) without affecting or altering deCODE's other obligations under this Agreement, terminating all rights licensed by Roche to deCODE under this Agreement in whole, in which event Roche shall be entitled to continue to exercise the rights granted to it under this Agreement.

         (iv) The effective date of termination shall be the date that deCODE receives such notice pursuant to the preceding clause.

         (b) Effect of Such Breach.

         (i) If Roche terminates this Agreement in its entirety, after the effective date of termination, in no event shall either Party, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import any Product for any Disease.

         (ii) If Roche, without affecting or altering deCODE's other obligations under this Agreement, terminates all rights licensed by Roche to deCODE under this Agreement in whole (in which event Roche shall be entitled to continue to exercise the rights granted to it under this Agreement), after the effective date of such termination in no event shall deCODE, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import any deCODE Product for any Disease.

         14.9 Obligations. In no event shall a termination under Section 5.2(d),
Section 6 or under this Section 14 release a Party or its Affiliates or sublicensees from any obligation to make payments or to pay royalties or a percentage of Sublicensing Income to the other Party under this Agreement that accrued prior to the effective date of termination.

         14.10 Termination of Sublicenses. Upon any termination by Roche under
Section 5.2, 6.3(a), 6.3(b), 6.4(c) or 14.3(b)(i), or by deCODE under Section 14.6(a), 14.6(b), 14.7 or 14.5(a)(iii), all sublicenses granted by Roche under this Agreement with respect to the rights and license being terminated shall terminate simultaneously, subject, nevertheless, in the case of termination by Roche under Section 14.3(b)(i), to Section 14.3(d). Upon any termination by deCODE under Section 14.3(b)(ii) or by Roche under Section 14.8, all sublicenses granted by deCODE under this Agreement with respect to the rights and license being terminated shall terminate simultaneously, subject, nevertheless, in the case of termination by deCODE under Section 14.3(b)(ii), to
Section 14.3(d).

         14.11 Surviving Obligations. Termination of this Agreement in its entirety or expiration of this Agreement shall not terminate the Parties' rights and obligations under Sections 5.6, 5.7(a)(v), 5.7(a)(vi), 5.8, 5.11(b), 9, 11
(only to the extent that a Suit or Action has been commenced prior to the date of such termination or expiration), 12, 13.2, 13.3, 13.5, 14, 16.3, 16.4, 16.6,
16.12 and 16.13 which shall survive termination or expiration hereof, as well as any other provision intended by the Parties to survive any such termination or expiration hereof.

         14.12 No Waiver. The right of deCODE to terminate under Section 14.5,
Section 14.6 or Section 14.7 and of Roche to terminate under Section 14.8, shall not be affected in any way by a waiver or failure to take action with respect to any previous default. An election of remedy by a Party for a material breach of this Agreement under this Section on one occasion shall not constitute a waiver as to any other remedy that may be available to such Party under this Section 14 as to any material breach on another occasion.

         14.13 Dispute. And any dispute concerning whether a Party is in default under the terms of this Agreement shall be referred for resolution in accordance with Section 16.13. The effectiveness of any notice given pursuant to this Section shall be tolled during and until such resolution of such dispute.


         15.  FORCE MAJEURE.

         15.1 Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Roche or deCODE, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the thirty (30) days thereafter. The disabled Party shall also give notice immediately upon the termination of the force majeure. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.


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



         16.  MISCELLANEOUS.

         16.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. Each Party's performance under this Agreement is that of a separate entity.

         16.2 Assignment. Neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party hereto, except that both Roche and deCODE may otherwise assign their respective rights and transfer their respective duties hereunder to any assignee of all or substantially all of their respective businesses (or that portion thereof to which this Agreement relates) or in the event of their respective merger or consolidation or similar transaction. No assignment and transfer shall be valid or effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement. Notwithstanding anything to the contrary, during the Research Term, in no event shall deCODE be entitled to assign its rights hereunder without the express written consent of Roche. Notwithstanding anything to the contrary, without notice to the other Party, either Party may at any time and for any reason assign all or certain rights and obligations to its Affiliates who agree to be bound by the terms and conditions of this Agreement; provided that such Party shall remain liable for all obligations assigned to its Affiliates.

         16.3 Disclaimer of Warranties. THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

         16.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         16.5 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

                  (a)      In the case of Roche, to:

                           F.Hoffmann-La Roche Ltd
                           Grenzacherstrasse 124
                           CH-4070 Basel
                           Switzerland
                           Attention: Corporate Law

                           and to:

                           Hoffmann-La Roche Inc.
                           340 Kingsland Street
                           Nutley, New Jersey 07110
                           Attention:  Corporate Secretary

                  (b)      In the case of deCODE, to:

                           deCODE genetics, Inc.
                           Lynghalsi 1
                           IS-110 Reykjavik
                           ICELAND
                           Attention:  President

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally, the date of delivery shall be deemed to be the date on which such notice or request was given, unless otherwise set forth in this Agreement. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service, unless otherwise set forth in this Agreement. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service, or the foreign equivalent thereto, unless otherwise set forth in this Agreement.

         16.6 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose, without the prior written consent of the other Party.

         16.7 Public Announcements.


         (a) Disclosure of Agreement and Press Release. Except as required by law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by deCODE are traded) and as permitted by Section 13.1, neither Party shall make any public announcement concerning this Agreement, the Equity Agreement, or the subject matter hereof or thereof, without the prior written consent of the other Party, which shall not be unreasonably withheld. It shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any Confidential Information of such Party or the financial terms of this Agreement. In the event of a required public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text, which comment shall be incorporated unless prohibited by law, as determined by counsel to the Party required to make such public announcements. The Parties agree that each may make an initial public announcement consistent with the form of announcement contained as Exhibit E.

         (b) Exceptions. Nothing in Section 13 or Section 16.7 shall prevent deCODE in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements as to achievements made or the status of the work being done by the Parties under this Agreement ("Statements"), so long as such Statements do not jeopardize the ability to obtain patent protection on Inventions or disclose Confidential Information; provided (except in the case of a public offering) the recipients of such Statements agree in writing to maintain such Statements in confidence.

         Nothing in Section 13 or Section 16.7 shall prevent deCODE from issuing Statements necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by deCODE are traded); provided that deCODE shall provide Roche with a copy of the proposed text of such Statements sufficiently in advance of the scheduled release thereof to afford Roche a reasonable opportunity to review and comment upon the proposed text and discuss any disagreements thereon.

         16.8 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

         16.9 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Technical Information or Product under this Agreement without compliance with applicable laws.

         16.10 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         16.11 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

         16.12 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

         16.13 Arbitration.

         (a) Escalation. In the event the Parties are unable to resolve any dispute, controversy or claim arising out of this Agreement, or the breach, termination or invalidity thereof ("Dispute"), the Parties shall refer such Dispute for further review and resolution to the Executive Officers of each Party. The Executive Officers of each Party shall use reasonable efforts to resolve the matter within thirty (30) days after the matter is referred to them.

         (b) Binding Arbitration. If the Executive Officers cannot resolve the Dispute within thirty (30) days, then such Dispute shall be settled by final and binding arbitration pursuant to the then current commercial arbitration rules of the American Arbitration Association ("AAA") as provided below:

         (i) The Arbitration Tribunal shall consist of three (3) arbitrators. Each Party shall nominate in the request for arbitration and the answer thereto one (1) arbitrator and the two (2) arbitrators so named will then jointly appoint the third arbitrator as chairman of the Arbitration Tribunal. If one Party fails to nominate its arbitrator or, if the Party's arbitrators cannot agree on the person to be named as chairman within sixty (60) days, the AAA shall make the necessary appointments of arbitrator or chairman.

         (ii) The place of arbitration shall be in New York, New York and the arbitration proceedings shall be held in English.

         (iii) The award of the Arbitration Tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for juridical acceptance of such an award and order of enforcement.

         (c) Injunctive Relief. Section 16.13(b) shall not prohibit a Party from seeking - injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

         16.14 Entire Agreement. This Agreement, together with the Exhibits, which are attached hereto and made a part hereof, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

         16.15    Parties in Interest and Bankruptcy.


         (a) All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns under Section 16.2.

         (b) Notwithstanding anything to the contrary, in the event that either Party shall become insolvent, shall make an assignment to the benefit of creditors, or shall have a petition in bankruptcy filed for or against it (which, in the case of an involuntary petition, is not dismissed or stayed within sixty (60) days after such petition is filed) ("Bankrupt Party"), the other Party shall have the right to terminate this entire Agreement immediately upon written notice of such termination and the provisions of Section 14.5 or
Section 14.8, as the case may be, shall apply. All rights and licenses granted by the Bankrupt Party under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. Unless the other Party elects to terminate this Agreement under this Section 16.15(b), the Parties agree that the other Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued fulfillment of its obligations under this Agreement.

         16.16 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

         16.17 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

         16.18 Interpretation. All defined terms used in this Agreement shall have the meaning assigned to such term under this Agreement whether used in the singular or plural.

IN WITNESS WHEREOF Hoffmann-La Roche Inc., F.Hoffmann-LaRoche Ltd, and deCODE genetics, Inc. have caused this Agreement to be duly executed by their authorized representatives on the dates written below.

HOFFMAN-LA ROCHE INC.
By: /s/ Dennis Y. Loh
Name: Dennis Y. Loh
Title: Vice President
Date: Jan. 23, 1998

F.HOFFMANN-LA ROCHE LTD
By:/s/ R. Schaffner                     By: /s/ Jonathan K.C. Knowles
Name: R. Schaffner                      Name: Jonathan K.C. Knowles
Title:Head of Pharma Licensing          Title: President of Global Research
Date: Jan. 23, 1998                     Date: Feb 2, 1998

DECODE GENETICS, INC.
By:/s/ Kari Stefansson
Name: Kari Stefansson
Title: President
Date:

                                    EXHIBIT A

                                PRIMARY DISEASES


                       [CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT B

                               SECONDARY DISEASES


[CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT C

              ENGLISH LANGUAGE TRANSLATION OF INFORMED CONSENT FORM

                             DECLARATION OF CONSENT

         TO PARTICIPATE IN A STUDY OF THE HEREDITY OF XXXXX

I, the undersigned, having agreed to participate in this study, have been apprised of the following:

1. The study involves research into the heredity of XXXXX in Icelandic families for the purpose of isolating and identifying the genetic factors that contribute to the disorder. The study has been approved by the Data Protection Commission and the Ethics Committee. I understand that I may unconditionally decline to participate or withdraw from participation in this study at any time.

2. I agree to be interviewed and respond to questions regarding this disorder so that the condition may be diagnosed as accurately as possible.

3. 50 ml of blood will be drawn from a vein in order to isolate its genetic components (deoxyribonucleic acid, DNA). Apart from the minor discomfort associated with normal blood tests, there is little risk of adverse effects beyond the possibility of bleeding, bruising and infection at the site of the puncture.

4. May name and identification number will be recorded in a computer and used to investigate my relation to other individuals who have been diagnosed with XXXXX. This study will be performed by comparing the data with computerized genealogical records with the authorization of the Data Protection Commission. The computer records will also be used in processing the data and results of the study.

5. Examination of the genetic specimens or mislabeling of tubes may result in indication of erroneous paternity. Any such specimens will be designated as mislabeled tubes, and the parties responsible for the study declare that they will not seek further information regarding the specimen.

6. Conclusions of studies may be published in medical journals. Such publications will contain no references to individuals or persons, and will refer exclusively to numerical and coded data.

7. The parties conducting the study have undertaken to hold in confidence any information provided by me and will to the best of their ability endeavor to limit the distribution of personal information. Thus, no personal identification will be used on specimens or documents; instead, bar codes will be used which can only be deciphered using a specific key and the required equipment. It will not be possible to gain access to any information regarding conclusions on an individual basis.

8. The study is conducted by and in co-operation between XXXXX and deCODE genetics, which is a company specializing in the study of genetic disorders.

9. I consent to the biological material and data collected on me being preserved in encoded form so that both may be used later for research on other disorders than those specified above, provided that such research is conducted for the purpose of discovering mechanisms which could lead to a cure or preventive measures. All handling of specimens and information shall conform to all the rules on security and handling of data laid out herein and all research is subject to the approval of the Data Protection Commission and the Ethics Committee, otherwise, the keys enabling the data or specimens to be traced to me shall be destroyed and the Data Protection Commission informed of the destruction.

10. Our participation in this study will contribute to increase knowledge of the genetics of XXXXX and could be useful in treatment or prevention. Financial costs and work contribution in the study are paid for by the parties involved in the study, and the results of the study will be based on a group of participants as whole and not on individuals. I therefore renounce all claims to any potential profits or economic gain resulting from this research. In the event that the results can be sold, benefits will accrue to further research of this disorder. XXXXX, or other disorders where heredity is a contributing factor.



----------------------------------------        -------------------------------
Signature of participant/custodian, date        Signature of person responsible
                                                for the study, date.

                                    EXHIBIT D

                           INITIAL STEERING COMMITTEE

Initial Steering Committee Members from Roche:
[CONFIDENTIAL TREATMENT REQUESTED]


Initial Steering Committee Members from deCODE:
         Dr. Kari Stefansson
         Dr. Jeffrey Gulcher
         Dr. C. Augustine Kong

Initial Steering Committee Chairperson
         Dr. Kari Stefansson

Initial Steering Committee Secretary
         [CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT E

                           FORM OF PUBLIC ANNOUNCEMENT

                                   (Omitted)